================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           NATIONAL SENIOR CARE, INC.,

                             NCARE ACQUISITION CORP.

                                       AND

                            MARINER HEALTH CARE, INC.

                            DATED AS OF JUNE 29, 2004

================================================================================

                                TABLE OF CONTENTS

ARTICLE I    THE MERGER........................................................1

   Section 1.1   The Merger....................................................1
   Section 1.2   Conversion of Shares..........................................2
   Section 1.3   Stock Options; Restricted Stock...............................2
   Section 1.4   Payment of Aggregate Purchase Price...........................3
   Section 1.5   Dissenting Shares.............................................5
   Section 1.6   Change in Control Payments....................................5
   Section 1.7   Payment Beneficiaries.........................................6
   Section 1.8   Withholding...................................................6

ARTICLE II   THE SURVIVING CORPORATION.........................................6

   Section 2.1   Certificate of Incorporation..................................6
   Section 2.2   By-laws.......................................................6
   Section 2.3   Directors and Officers........................................6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................7

   Section 3.1   Organization and Qualification................................7
   Section 3.2   Authority.....................................................8
   Section 3.3   Conflicts; Non-Contravention..................................9
   Section 3.4   Capitalization...............................................10
   Section 3.5   Subsidiaries.................................................11
   Section 3.6   Company SEC Filings..........................................12
   Section 3.7   Financial Statements.........................................12
   Section 3.8   Absence of Certain Changes...................................12
   Section 3.9   Absence of Undisclosed Liabilities...........................12
   Section 3.10  Health Care Facilities; Real Property Owned or Leased........12
   Section 3.11  Title to Non-Real Property Assets; Condition of Personal
                 Property.....................................................16
   Section 3.12  Taxes........................................................16
   Section 3.13  Licenses; Compliance with Applicable Law; Health Care
                 Regulation...................................................18
   Section 3.14  Accounts Payable/Accounts Receivable.........................23
   Section 3.15  Contractual and Other Obligations............................23
   Section 3.16  Compensation.................................................26
   Section 3.17  Employee Benefit Plans.......................................26
   Section 3.18  Labor and Employment Matters.................................28
   Section 3.19  Insurance....................................................29
   Section 3.20  Certain Transactions and Conduct of Business.................30
   Section 3.21  Intellectual Property........................................31
   Section 3.22  Litigation; Disputes.........................................31

   Section 3.23  Computer Software............................................32
   Section 3.24  Finders' Fees................................................32
   Section 3.25  Changes in Compensation......................................32
   Section 3.26  No Additional Representations................................32

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.......32

   Section 4.1   Organization.................................................32
   Section 4.2   Authority....................................................32
   Section 4.3   Conflicts; Non-Contravention.................................33
   Section 4.4   Ownership....................................................33
   Section 4.5   Litigation; Disputes.........................................33
   Section 4.6   Finders' Fees................................................33
   Section 4.7   Financing....................................................33
   Section 4.8   Purchaser Ownership of Company Securities....................34
   Section 4.9   Purchaser Diligence..........................................34
   Section 4.10  Solvency of the Surviving Corporation........................34

ARTICLE V    COVENANTS OF THE COMPANY.........................................34

   Section 5.1   Conduct of the Company.......................................34
   Section 5.2   Access to Information........................................37
   Section 5.3   Notices of Certain Events....................................38
   Section 5.4   Certain Filings; Stockholders Meeting; Takeover Statutes.....38
   Section 5.5   Options......................................................40
   Section 5.6   Retention Plan...............................................40
   Section 5.7   Financial Reports and Taxes..................................40
   Section 5.8   Cooperation as to Real Property Matters......................40
   Section 5.9   No Solicitations.............................................41
   Section 5.10  Bankruptcy Matters...........................................42
   Section 5.11  Restricted Agreements........................................42

ARTICLE VI   COVENANTS OF PURCHASER...........................................43

   Section 6.1   Conduct of the Purchaser.....................................43
   Section 6.2   Notices of Certain Events....................................43
   Section 6.3   Purchaser Financing..........................................43
   Section 6.4   Director and Officer Liability...............................44
   Section 6.5   Employee  Policies...........................................45
   Section 6.6   Bankruptcy Matters...........................................45
   Section 6.7   Solvency of the Surviving Corporation........................45

ARTICLE VII  COVENANTS OF PURCHASER AND THE COMPANY...........................46

   Section 7.1   Commercially Reasonable Best Efforts; HSR Matters............46
   Section 7.2   Public Disclosure............................................47

   Section 7.3   Further Assurances...........................................47

ARTICLE VIII CONDITIONS TO THE MERGER.........................................49

   Section 8.1   Conditions to the Obligations of Each Party..................49
   Section 8.2   Conditions to the Obligations of Purchaser and Merger Sub....49
   Section 8.3   Conditions to the Obligations of the Company.................52

ARTICLE IX   TERMINATION......................................................53

   Section 9.1   Termination..................................................53
   Section 9.2   Effect of Termination........................................54

ARTICLE X    MISCELLANEOUS....................................................58

   Section 10.1  Notices......................................................58
   Section 10.2  Survival.....................................................60
   Section 10.3  Expenses.....................................................60
   Section 10.4  Invalidity...................................................60
   Section 10.5  Successors and Assigns.......................................61
   Section 10.6  Governing Law................................................61
   Section 10.7  Counterparts.................................................61
   Section 10.8  Entire Agreement; Amendments.................................61
   Section 10.9  Knowledge and Notices........................................61
   Section 10.10 Certain Rules of Construction................................61
   Section 10.11 Specific Performance.........................................62
   Section 10.12 Representations and Warranties and Company Disclosure
                 Schedule.....................................................63

                              LIST OF DEFINED TERMS

"2002 Plan"                                                 1.3(a)
"2003 Plan"                                                 1.2(a)
"Accreditation Body"                                        3.13(d)(i)
"Acquisition Proposal"                                      5.9(a)
"Acquisition Transaction"                                   5.9(a)
"Aggregate Deferred Restricted Stock Price                  1.3(b)
"Aggregate Option Price"                                    1.3(a)
"Aggregate Purchase Price"                                  1.3(b)
"Aggregate Stock Price"                                     1.2(a)
"ALTA"                                                      3.10(b)
"Alternative Structure"                                     8.2(c)(iii)
"Ancillary Businesses"                                      3.13(f)
"Bankruptcy Orders"                                         3.3
"Benefit Plans"                                             3.17(a)
"Bring Down Opinion"                                        8.3(d)
"Business"                                                  Preamble
"CERCLA"                                                    3.13(d)(iv)
"Certificate of Need"                                       3.13(d)(ii)
"Change of Control Payment"                                 1.6
"Charter Documents"                                         3.1
"Closing"                                                   1.1(b)
"Closing Date"                                              1.1(b)
"Code"                                                      1.8
"Common Stock"                                              1.2(a)
"Company 10-K"                                              3.6(a)
"Company 10-Q"                                              3.6(a)
"Company Break-Up Fee"                                      9.2(g)(ii)
"Company Disclosure Schedule"                               Article III
"Company Material Adverse Change"                           3.1
"Company Material Adverse Effect"                           3.1
"Company Plan of Reorganization"                            3.3
"Company Representatives"                                   5.9(a)
"Company SEC Filings"                                       3.6(a)
"Company Securities"                                        3.4
"Company Stockholders Meeting"                              5.4(a)
"Company Subsidiary Securities"                             3.5
"Company"                                                   Preamble
"Company's Board"                                           1.3(a)
"CON"                                                       3.13(d)(ii)
"Confidentiality Agreement"                                 5.2(b)
"consistent with past practice"                             10.11(c)
"Corporate Integrity Agreement"                             3.13(d)(iii)
"Costs"                                                     6.4(a)

"Covered Acquisition Transaction"                           9.2(g)(iv)
"CSFB"                                                      4.6
"Debt Commitment Letter"                                    6.3
"Debt Satisfaction"                                         7.3(d)
"Deferred Restricted Stock"                                 1.3(b)
"defined benefit plan"                                      3.17(c)
"defined contribution plan"                                 3.17(d)
"Effective Time"                                            1.1(b)
"employment loss"                                           3.18(c)
"Encumbrance"                                               3.10(b)
"End Date"                                                  9.1(b)
"Environmental Laws"                                        3.13(d)(iv)
"Environmental Liabilities and Costs"                       3.13(e)
"Equity Commitment Letter"                                  4.7
"ERISA"                                                     3.17(a)
"Exchange Act"                                              3.3
"Exchange Agent"                                            1.4(a)
"Facilities"                                                3.10(a)
"Facility"                                                  3.10(a)
"filed"                                                     3.6(a)
"filings"                                                   3.6(a)
"Financial Advisor"                                         3.2(d)
"Financial Statements"                                      3.7
"Financing Schedule"                                        4.7
"GAAP"                                                      3.7
"GCL"                                                       1.1(a)
"Global Settlement"                                         3.13(d)(v)
"golden parachute"                                          3.15(a)(viii)
"Governmental Authority"                                    3.13(d)(vi)
"Governmental Agreements"                                   3.13(b)
"Hazardous Material"                                        3.13(d)(vii)
"HIPAA"                                                     3.13(i)
"HSR Act"                                                   3.3
"in the ordinary course of business                         10.10(c)
"Income Tax Return"                                         3.12(f)
"Income Taxes"                                              3.12(g)
"Indemnified Parties"                                       6.4(a)
"Intellectual Property"                                     3.21(d)
"knowledge"                                                 10.9
"Land Use Requirement                                       8.2(c)(ii)
"LC"                                                        9.2(c)(i)
"LC Issuer"                                                 9.2(c)(i)
"LC Proceeds"                                               9.2(c)(i)
"Lease"                                                     3.10(c)
"Leased Real Property"                                      3.10(a)
"Leases"                                                    3.10(c)

"Legal Requirement"                                         3.13(d)(viii)
"Lenders Fee Title Properties"                              3.10(b)
"License"                                                   3.13(d)(ix)
"Linked Property"                                           8.2(c)(i)
"Listed Executives"                                         3.25
"mass layoff"                                               3.18(c)
"Major Equipment Leases"                                    3.15(a)(i)
"Managed Real Property"                                     3.10(a)
"Material Benefit Cost Increase"                            6.5
"Material Contracts"                                        3.15(a)
"Medicaid"                                                  3.13(d)(x)
"Medicare"                                                  3.13(d)(xi)
"Merger"                                                    1.1(a)
"Merger Certificate"                                        1.1(b)
"Merger Consideration Fund"                                 1.4(d)
"Merger Sub"                                                Preamble
"Monthly Financials"                                        5.7
"multiemployer plan"                                        3.17(c)
"NOLs"                                                      8.2(a)
"Noticed Actions"                                           3.13(a)
"off balance sheet arrangement"                             3.7
"Omega Encumbrances"                                        3.5
"Option Price"                                              1.3(a)
"Options"                                                   1.3(a)
"OSHA"                                                      3.13(h)
"Other Taxes"                                               3.12(g)
"Other Tax Return"                                          3.12(f)
"Owned Real Property"                                       3.10(a)
"Permits"                                                   3.13(d)(xii)
"Permitted Ancillary Lease"                                 3.10(b)
"Permitted Awards"                                          5.5
"Permitted Encumbrances"                                    3.10(b)
"Person"                                                    1.4(e)
"plant closing"                                             3.18(c)
"PBGC"                                                      3.17(h)
"PL/GL"                                                     3.13(a)
"Preferred Stock"                                           3.4
"Programs"                                                  3.13(d)(xiii)
"prohibited transaction"                                    3.17(a)
"Provider Agreements"                                       3.13(d)(xvi)
"Proxy Statement"                                           5.4(a)
"Purchaser Break-Up Fee and Expense
   Reimbursement"                                           9.2(g)(i)
"Purchaser Expenses"                                        9.2(g)(iii)
"Purchaser"                                                 Preamble
"RCRA"                                                      3.13(d)(iv)

"Real Property"                                             3.10(a)
"Reimbursement Source Obligations"                          3.13(d)(xv)
"reportable event"                                          3.17(j)
"Restricted Agreements"                                     5.11
"Restricted Stock"                                          1.3(b)
"Retention Plan"                                            5.6
"SEC"                                                       3.6(a)
"Securities Act"                                            3.6
"Senior Credit Facility"                                    3.4
"Shares"                                                    1.2(a)
"Significant Suppliers"                                     3.15(c)
"Stock Price"                                               1.2(a)
"Structural Assumptions"                                    4.7
"Structural Documents"                                      6.3
"Subsequent Transactions"                                   7.3(b)
"Subsidiary"                                                3.1
"Superior Proposal"                                         9.1(i)
"Surviving Corporation"                                     1.1(a)
"Takeover Statute"                                          3.2(b)
"Tax Return"                                                3.12(a)
"Taxes"                                                     3.12(g)
"Taxing Authority"                                          3.12(h)
"Third Party Payor Program"                                 3.13(d)(xvi)
"Third Party Payors"                                        3.13(d)(xvii)
"transactions contemplated by this Agreement"               10.10(a)
 "WARN"                                                     3.18(c)

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER dated as of the 29th day of June, 2004, by and among MARINER HEALTH CARE, INC., a Delaware corporation (the "Company"), NATIONAL SENIOR CARE, INC., a Delaware corporation ("Purchaser") and NCARE Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub").

            WHEREAS, the Company's subsidiaries are engaged in the ownership and operation of a portfolio of skilled nursing facilities, long-term acute care hospitals and other health care facilities and related activities (such activities being hereinafter referred to as the "Business"); and

            WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company have approved this Agreement and the Merger (as defined below).

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

      Section 1.1 The Merger. (a) At the Effective Time (as defined in subsection (b) below), Merger Sub shall be merged (the "Merger") with and into the Company in accordance with Sections 251(a), (b) and (c) of the General Corporation Law of the State of Delaware (the "GCL"), whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

            (b) The Merger shall become effective at the time and on the date on which a Certificate of Merger meeting the requirements of Sections 103 and 251(c) of the GCL (the "Merger Certificate") is filed with the Secretary of State of the State of Delaware or, if later, the date specified in the Merger Certificate (the "Effective Time"). The Certificate of Merger shall be submitted for filing concurrently with the Closing of the Merger (the "Closing"). The Closing shall take place at the offices of Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, New York, New York, at 10:00 a.m. on the date which is five (5) business days after the satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger, other than those conditions that by their nature are to be fulfilled at the closing, but subject to the satisfaction or waiver of such conditions (the "Closing Date"), or on such other date or at such other place as the parties may agree.

            (c) From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the GCL.

      Section 1.2   Conversion of Shares. At the Effective Time:

            (a) Each share of common stock, $.01 par value per share (the "Common Stock") of the Company outstanding (including Restricted Stock (as defined below) under the Company's 2003 Outside Directors' Stock Incentive Plan (the "2003 Plan"), vested at the Effective Time pursuant to Section 1.3(b), the issuance of which has not been deferred), but excluding (i) shares of such Common Stock as to which appraisal rights are timely and properly perfected and not withdrawn prior to the Effective Time, (ii) shares of Common Stock covered by clause (b) below and (iii) Restricted Stock under the 2003 Plan as to which issuance remains deferred immediately prior to the Effective Time (such outstanding Common Stock of the Company other than the shares referred to in clauses (i), (ii) and (iii) of this Section 1.2(a) being referred to as the "Shares"), shall be converted automatically into the right to receive $30.00 (Thirty Dollars and 00/100) in cash per Share (such price per Share being referred to as the "Stock Price" and the Stock Price multiplied by such Shares being referred to as the "Aggregate Stock Price") payable, without interest, in the manner provided in Section 1.4, to the holder of such Shares, upon surrender of (1) the certificate that formerly evidenced such Shares or (2) book-entry Shares. All Shares converted pursuant to this Section 1.2(a) shall, from and after the Effective Time, no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Stock Price.

            (b) Each share of Common Stock that is held by the Company as treasury stock or owned by Purchaser or any subsidiary of Purchaser immediately prior to the Effective Time shall be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

            (c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      Section 1.3   Stock Options; Restricted Stock.

            (a) All options to acquire Common Stock outstanding immediately prior to the Effective Time (the "Options") under the Company's 2002 Stock Incentive Plan (the "2002 Plan"), whether or not then exercisable, shall (by all necessary and appropriate action which shall be taken by the Board of Directors of the Company (the "Company's Board") or such appropriate committee or committees thereof) be canceled at the Effective Time and each holder of an Option shall (i) be entitled to receive therefor an amount in cash equal to the excess, if any, of the Stock Price over the per share exercise price of such Option, multiplied by the total number of shares of Common Stock subject to such Option (the "Option Price" for each such Option and the aggregate amount so payable with respect to all Options being referred to as the "Aggregate Option Price"), without interest, in the manner provided in Section 1.4, to the holder of such Option, upon surrender of the agreement representing the applicable Option, in full settlement of the Company's (and the Surviving Corporation's) obligations under each such Option, or (ii) to the extent that the per share exercise price of any Option equals or exceeds the Stock Price, at the Effective Time, not receive or be entitled to receive any consideration from

Purchaser, Merger Sub or the Surviving Corporation in respect of such Option. Each Option shall after the Effective Time, represent for all purposes, only the right to receive the cash consideration, if any, therefor contemplated by this
Section 1.3(a).

            (b) All Restricted Stock awarded prior to the Effective Time (the "Restricted Stock") under the 2003 Plan shall (by all necessary appropriate action which shall be taken by the Company's Board or such committee or committees thereof) be fully vested at the Effective Time. All Restricted Stock that remains deferred at the Effective Time (the "Deferred Restricted Stock") shall be cancelled and the holder thereof shall be entitled to receive, in lieu thereof, an amount equal to the Stock Price multiplied by the number of shares of Common Stock subject to such Restricted Stock award (the "Deferred Restricted Stock Price" for each such award and the aggregate amount so payable with respect to all Deferred Restricted Stock awards being referred to as the "Aggregate Deferred Restricted Stock Price"), payable, without interest, in the manner provided in Section 1.4 to each holder of the Deferred Restricted Stock, upon surrender of the award representing the Deferred Restricted Stock. Each share of Deferred Restricted Stock shall, after the Effective Time, represent for all purposes, only the right to receive the cash consideration contemplated by this Section 1.3(b). The sum of the Aggregate Stock Price, the Aggregate Option Price and the Aggregate Deferred Restricted Stock Price is being referred to as the "Aggregate Purchase Price."

            (c) The Company shall deliver to Purchaser, at least ten days prior to the Closing Date, updated lists of (i) the holders of Options, indicating the number of Options held by each holder thereof and the exercise price, expiration date and exercisability of such Options, and (ii) the holders of Restricted Stock and Deferred Restricted Stock, indicating, with respect to both items, as applicable, the number of shares of Common Stock subject to each award held by each holder thereof, whether such Restricted Stock is issued and outstanding or the issuance thereof has been deferred, the vesting schedule thereof and the forfeiture date thereof.

      Section 1.4   Payment of Aggregate Purchase Price.

            (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company, reasonably acceptable to, and on terms approved by the Company, to act as exchange agent ("Exchange Agent") for the payment of the Aggregate Purchase Price to stockholders of the Company, holders of Options and holders of Deferred Restricted Stock, entitled to payment thereof pursuant to Sections 1.2(a), 1.3(a) and 1.3(b) hereof, respectively. Immediately prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, by wire transfer in immediately available funds, in trust with the Exchange Agent, in cash, the Aggregate Purchase Price. Promptly after the Effective Time but in no event more than five (5) business days after the Effective Time, Purchaser will send, or will cause the Exchange Agent to send, to each holder of Shares, Options or Deferred Restricted Stock, as the case may be, at the Effective Time a letter of transmittal applicable to the Shares, Options or Deferred Restricted Stock, as the case may be, held by such holder for use in exchanging such holder's Shares, Options or Deferred Restricted Stock, as the case may be, for the consideration payable with respect to the Shares, Options or Deferred Restricted Stock held by such holder, as the case may be, pursuant to Sections 1.2(a), 1.3(a) and 1.3(b) hereof, as appropriate (which shall be in form and substance satisfactory to the Purchaser and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares or other documentation representing such Options or Deferred Restricted Stock awards, as the case may be, to the Exchange Agent).

            (b) Each holder of Shares, Options and Deferred Restricted Stock that have been converted into a right to receive the appropriate consideration as set forth in Sections 1.2(a), 1.3(a) and 1.3(b) hereof, upon surrender to the Exchange Agent of: (i) a certificate or certificates representing such Shares, or, in the case of Shares represented by a book-entry position, transmission of an agents' message to the Exchange Agent in connection with the book-entry Shares to be surrendered; (ii) an agreement representing the Options to be surrendered; or (iii) an award representing the Deferred Restricted Stock to be surrendered, will be entitled to receive, in exchange therefor, cash which such holder has the right to receive pursuant to Sections 1.2(a), 1.3(a) or 1.3(b) hereof, as applicable, in the form of a check to be mailed (or made available by hand if so elected by the surrendering holder of a Share, Option or Deferred Restricted Stock, provided that payment by hand is permissible by the Exchange Agent) to such holder. The certificate or certificates for Shares, the electronic position for book-entry Shares, the agreement representing the Option or award representing Deferred Restricted Stock, as the case may be, so surrendered shall be cancelled and the holder thereof shall receive the appropriate consideration therefor.

            (c) After the Effective time there shall be no further registration of transfers of Shares. If after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for, and in accordance with the procedures set forth, in this Section.

            (d) All monies delivered by Purchaser to the Exchange Agent (the "Merger Consideration Fund") shall be invested by the Exchange Agent as set forth in an Exchange Agent Agreement between the Company and the Exchange Agent (so long as such directions do not impair the rights of the holders of Shares) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service Inc. or Standard & Poor's Corporation or certificates of deposit issued by a commercial bank having combined capital, surplus and undivided profits aggregating at least $500,000,000 (provided that no such investment made prior to the thirtieth day after the Effective Time shall mature more than seven (7) days after such investment is made), and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation, provided that, subject to
Section 1.4(e), at all times funds sufficient for the payment of the Stock Price, Options Price and Deferred Restricted Stock Price, in accordance with the provisions hereof shall be available to the Exchange Agent.

            (e) Any portion of the Merger Consideration Fund made available to the Exchange Agent pursuant to Sections 1.4(a) and that remains unclaimed by the holders of Shares, Options or Deferred Restricted Stock, 24 months after the Effective Time shall be returned to Purchaser, upon demand, and any such holder that has not exchanged such holder's Shares, Options or Deferred Restricted Stock in accordance with this Section 1.4 prior to that time shall thereafter look only to Purchaser to exchange such Shares, Option or Deferred Restricted Stock. Notwithstanding the foregoing, Purchaser shall not be liable to any holder of Shares, Options or Deferred Restricted Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares, Options or Deferred Restricted Stock three (3) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Purchaser, free and clear of any claims or interest of any Person previously entitled thereto. For purposes of this Agreement, "Person" means an individual, a corporation, a company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

            (f) In the event that any certificates evidencing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Stock Price related to the Shares represented by such certificates; provided, however, that Purchaser may, in its discretion and as a condition precedent to the payment of the Stock Price, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against Purchaser, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

            (g) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares (other than upon the exercise of Options), or any similar transaction, or any stock dividend thereon with a record date during such period, the Aggregate Purchase Price shall be appropriately adjusted to provide the holders of Shares, Options or Deferred Restricted Stock the same economic effect as contemplated by this Agreement prior to such event.

      Section 1.5 Dissenting Shares. Notwithstanding Section 1.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the GCL shall not be converted into a right to receive the Stock Price unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Stock Price. The Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands. Purchaser shall be responsible for any and all payments required to be made with respect to Shares for which the holder thereof has perfected (and not withdrawn) his dissenter's rights, as well as the costs and expenses of all proceedings relating to the adjudication and/or settlement thereof, subject to Purchaser's right to enforce the closing condition set forth in Section 8.2(e) hereof with respect to the maximum permissible number of Shares which may be the subject of perfected appraisal rights.

      Section 1.6 Change in Control Payments. Immediately prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, by wire transfer in immediately available funds, in trust with the Company, in cash, an amount sufficient to satisfy all Change of Control Payments (as defined below), which are due and payable at the Closing. Purchaser shall pay or cause the Surviving Corporation to pay each employee of the Company listed on Schedule 1.6 of the Company Disclosure Schedule who, by reason of the consummation of the Merger, is entitled to receive a payment of compensation from the Company pursuant to an agreement or arrangement existing on the date hereof (a "Change in Control Payment") the amount to which he or she is entitled pursuant to such agreement or arrangement. The Surviving Corporation will make all such Change of Control Payments at the Effective Time (unless, pursuant to Schedule 1.6 of the Company Disclosure Schedule or the terms and conditions of such agreement or arrangement, such payment is due at a later time, in which event, the applicable Change of Control Payment will be made at such later time, in each case upon satisfaction of the conditions to such payment set forth in Schedule 1.6 of the Company Disclosure Schedule or the terms and conditions of such agreement or arrangement).

      Section 1.7   Payment Beneficiaries. The provisions of Sections 1.3(a) and
(b) and Section 1.6 hereof are intended to be for the benefit of, and will be enforceable by, each employee of the Company entitled to receive a payment with respect to an Option, payment in consideration of Deferred Restricted Stock or a Change of Control Payment, and his or her heirs and his or her representatives.

      Section 1.8 Withholding. The Surviving Corporation shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any holder of Shares, Options or Deferred Restricted Stock or Person entitled to a Change in Control Payment such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares, Options or Deferred Restricted Stock or Person entitled to a Change in Control Payment in respect of which such deduction and withholding was made by the Surviving Corporation.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

      Section 2.1 Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law

      Section 2.2 By-laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

      Section 2.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Merger Sub and Purchaser that, subject to Section 10.12 hereof, except as disclosed anywhere in the Company Disclosure Schedule delivered by the Company to Purchaser simultaneously with the execution and delivery hereof (the "Company Disclosure Schedule"; reference herein and in the Company Disclosure Schedule to the Company shall include all Subsidiaries (as defined below), unless the context otherwise requires):

      Section 3.1 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is authorized or qualified to do business and is in good standing in each other jurisdiction in which the character of the property owned, leased or operated by the Company, or the nature of the business or activities conducted by the Company, make such authorization or qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect (as defined below). The Company Disclosure Schedule sets forth all jurisdictions in which the Company is authorized or qualified to do business. Except for the Subsidiaries listed on the Company Disclosure Schedule, the Company has no Subsidiaries, owns no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, limited liability company, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company has full power, authority and legal right, and all necessary approvals, Permits (as defined below), Licenses (as defined below) and authorizations to own its properties and to conduct the Business; except where the failure to have such approvals, Permits, Licenses or authorizations would not have a Company Material Adverse Effect. The copies of the certificate of incorporation and by-laws of the Company and each of the Subsidiaries ("Charter Documents") and minute books and stock ledgers of the Company and the Subsidiaries, all of which have been made available to Purchaser, are complete and correct in all material respects (except for the stock ledgers that are complete and correct in all respects), and neither the Company nor any Subsidiaries are in violation of any Charter Documents. As used in this Agreement, a "Subsidiary" of the Company is an entity, whether incorporated or unincorporated, (i) in which the Company owns, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the directors or other persons performing similar functions, (ii) in which the Company (or an entity which is otherwise a Subsidiary of the Company) is a general partner, managing member or has similar authority or (iii) the management of the entity in question which the Company (or an entity which is otherwise a Subsidiary of the Company) has the power to direct. Other than the definition of "Company Material Adverse Change" and "Company Material Adverse Effect" in the following sentence, for purposes of this Section 3.1 only, all references to the Company shall be deemed to be references to the Company only and not the Subsidiaries. "Company Material Adverse Change" or "Company Material Adverse Effect," as the case may be, shall mean any change, effect, event or condition occurring on or prior to November 21, 2004 (i) which, individually or in the aggregate, has had a material adverse effect on the business, results of operations or financial condition or assets of the Company and the Subsidiaries, taken as a whole, or (ii) that could reasonably be expected to prevent or materially delay the Company's ability to consummate the transactions contemplated hereby; provided, however, that, in no event will any of the following, alone or in combination, constitute a Company Material Adverse Effect or a Company Material Adverse Change: (a) a change in the trading prices of any of the Company's securities, in and of itself; (b) general economic, political and financial market changes and the effects, changes, events, circumstances and conditions resulting therefrom, to the extent not having a materially disproportionate impact on the Company and the Subsidiaries taken as a whole than the effect on similarly situated companies;
(c) reductions in regulatory reimbursement rates affecting the Company taking effect after the Effective Time and the effects, changes, events, circumstances and conditions resulting therefrom, to the extent not having a materially disproportionate impact on the Company and the Subsidiaries taken as a whole than the effect on similarly situated companies; (d) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions provided for in this Agreement; (e) any effects, changes, events, circumstances or conditions resulting from compliance by the Purchaser or the Company with the terms of, or the taking of any action specifically required to be taken in, this Agreement; and (f) the effect of any matters specifically disclosed in the Company Disclosure Schedule or in the Company SEC Filings (as defined below) as filed or amended through the date hereof, excluding any disclosures set forth under captions entitled "Risk Factors," and "Forward-looking Statements" unless the same information is appropriately set forth on the Company Disclosure Statement.

      Section 3.2 Authority. (a) The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement, subject to the approval and adoption of this Agreement by the Company's stockholders and the consents set forth in the Company Disclosure Schedule to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

            (b) At a meeting duly called and held, the Company's Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company's stockholders and declared the advisability of the Merger, (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated hereby, (iii) resolved, subject to its fiduciary duties, to recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and (iv) took all appropriate and necessary action to render any anti-takeover statute or regulation of any jurisdiction, including
Section 203 of the GCL (each, a "Takeover Statute"), inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the consummation of the Merger, the approval and adoption of this Agreement by the stockholders of the Company in accordance with the GCL and the filing of the Certificate of

Merger in accordance with the GCL). The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, approve and adopt this Agreement and in favor of the transactions contemplated hereby.

            (c) The Company has no knowledge of any state anti-takeover or similar statute (other than the Takeover Statute) that is applicable to Purchaser or Merger Sub in connection with the Merger, this Agreement or any of the transactions contemplated hereby or thereby.

            (d) J.P. Morgan Securities, Inc. (the "Financial Advisor") has delivered to the Company's Board its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Stock Price is fair to the holders of Shares from a financial point of view.

            (e) Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") has delivered to the Company's Board, its written opinion dated as of the date of this Agreement, as to the matters set forth on Schedule 3.2(e) hereto (the "Initial Opinion").

      Section 3.3 Conflicts; Non-Contravention. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, violates or conflicts with any provision of the certificate of incorporation or by-laws of the Company or the equivalent organizational documents of any of the Subsidiaries or any provision of the Joint Plan of Reorganization of the Company confirmed on April 3, 2002 (the "Company Plan of Reorganization") or any order, stipulation, settlement, ruling, decree or agreement pursuant to or in connection with the bankruptcy proceeding to which the Company was subject (collectively, "Bankruptcy Orders") or assuming (a) the filing of a Certificate of Merger, (b) compliance with applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, (c) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act");
(d) compliance with Legal Requirements relating to Licenses and Permits with respect to the Facilities (as such terms are defined below); and (e) the approval and adoption of this Agreement by the stockholders of the Company in accordance with the GCL, violates or conflicts with, any statute, ordinance, regulation, order, judgment or decree of any court or Governmental Authority (as defined below), or violates or conflicts with or will result in any breach of any of the terms of or constitute a default (or any event which, with notice or lapse of time or both, would become a default) under or give others any right of termination, amendment, acceleration or cancellation of, result in any payment or other obligation or give others any right to any payment or offer of any payment, or the creation of any lien pursuant to the terms of any contract or agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the assets of the Company or any Subsidiary is bound, except where the occurrence of any of the foregoing would not result in a Company Material Adverse Effect. Other than (i) the filing of a Certificate of Merger in accordance with the GCL, (ii) compliance with applicable requirements of the Exchange Act and the HSR Act, (iii) compliance with Legal Requirements relating to Licenses issued by a Governmental Authority with respect to the licensure of the Facilities consistent with past practice, (iv) other consents and approvals set forth in the

Company Disclosure Schedule and (v) approval of the Merger by the Company's stockholders, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain the required consents, if any, with respect to Licenses, Permits, certificates, contracts, leases and other agreements would not have a Company Material Adverse Effect.

      Section 3.4 Capitalization. The authorized capital stock of the Company consists of (a) 80,000,000 shares of Common Stock and (b) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, there are issued and outstanding (a) 20,015,000 shares of Common Stock, including 11,250 Shares subject to Restricted Stock awards the issuance of which has not been deferred, (b) Options to purchase an aggregate of 1,961,060 shares of Common Stock having the respective exercise prices set forth on the Company Disclosure Schedule and (c) 30,000 shares of Common Stock subject to Restricted Stock awards, the issuance of which Restricted Stock has been deferred. None of the Preferred Stock is issued or outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights, except for the issued and outstanding Restricted Stock. Except as set forth in this Section 3.4 there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants, restricted stock awards or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no phantom stock or other derivative rights related to any securities of the Company (the items in clauses (i)-(iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

      Section 3.5 Subsidiaries. Each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary has all corporate, partnership or limited liability company, as the case may be, power and all governmental Licenses, Permits, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing or possess governmental Licenses, Permits, authorizations, consents and approvals would not have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, all of the outstanding capital stock of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Encumbrance, except for (i) Encumbrances in connection with the Company's current senior credit facility (the "Senior Credit Facility") and mortgages obtained from Omega Healthcare Investors, Inc. (the "Omega Encumbrances"), and (ii) such other Encumbrances as would not have a Company Material Adverse Effect. The Company Disclosure Schedule sets forth, for each Subsidiary, the outstanding capital stock, jurisdiction of incorporation and all jurisdictions in which it is qualified to do business as a foreign corporation. There are no outstanding (i) securities of the

Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

      Section 3.6 Company SEC Filings. (a) The Company has made available to Purchaser (i) the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003 (the "Company 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2004 (the "Company 10-Q"), (iii) its current reports on Form 8-K filed on March 16, 2004 and May 11, 2004, (iv) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 2003, (v) all registration statements filed under the Securities Act of 1933, as amended (the "Securities Act"), including all prospectuses contained therein or constituting a prospectus thereunder (including under Rule 428 promulgated by the SEC under such act) since January 1, 2002 and any other registration statement that was in effect at any time since January 1, 2002, (vi) all amendments to any of the foregoing and all materials incorporated therein by reference and (vii) all certifications and statements with respect to any of the foregoing required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder (the filings referred to in clauses (i) through (vii) being hereinafter referred to as the "Company SEC Filings"). As used in this Section, the terms "filings" and "filed" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the Securities and Exchange Commission (the "SEC").

            (b) As of its filing date, each Company SEC Filing complied as to form in all material respects with the requirements of the applicable act and, as of its filing date and in the case of registration statements and prospectuses at all times while available for use by the Company or a selling stockholder, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (c) All issued and outstanding Company Securities were offered, issued, sold and delivered by the Company in compliance, in all material respects, with all applicable federal and state laws concerning the issuance of securities.

            (d) Except as set forth on the Company Disclosure Schedule, the Company is not a party to any agreement or commitment obligating it to register under the Securities Act or offer for sale any Company Securities.

            (e) Since January 1, 2002, the Company has made all necessary filings with the SEC required of it under the Exchange Act and other federal securities laws.

      Section 3.7 Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company and its Subsidiaries included in the Company 10-K, the Company 10-Q or other Company SEC Filings referred to in Section 3.6 (collectively, the "Financial Statements") fairly present in all material respects, in conformity with generally accepted accounting principles in the United States applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the balance sheet dates presented and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments. Neither the Company nor any of its Subsidiaries are parties, nor at the respective balance sheet dates in the Financial Statements since the effective date of Item 303 of Regulation S-X promulgated by the SEC, were parties, to any securitization transaction or "off balance sheet arrangement," as defined in Item 303 of Regulation S-X, other than as described in the Management Discussion and Analysis section of the Company 10-K or Company 10-Q. The Company has made and kept books and records and accounts, which, in reasonable detail, on a consolidated basis, accurately and fairly reflect in all material respects the activities of the Company.

      Section 3.8 Absence of Certain Changes. Except as contemplated hereby or as set forth on the Company Disclosure Schedule, subsequent to December 31, 2003 there has not been any Company Material Adverse Change. Except as contemplated hereby or as set forth on the Company Disclosure Schedule, subsequent to December 31, 2003 through the date of this Agreement, there has not been: (a) any sale, transfer, lease, license or disposition of any Facilities or material real property or interests therein or material tangible assets or any purchase, acquisition, lease or license of any Facilities or material real property or interests therein, or material tangible assets; (b) any material damage or destruction (whether or not insured) affecting the Facilities; (c) any transaction by the Company outside the ordinary course of business; (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase, or other acquisition of any capital stock, of the Company; and (e) any change in accounting methods or practices (including any change in revenue recognition, depreciation or amortization polices or rates) by the Company or any revaluation by the Company of any of its assets.

      Section 3.9 Absence of Undisclosed Liabilities. The Company and the Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the Company's consolidated balance sheet as of December 31, 2003 included in the Financial Statements, and (b) liabilities and obligations incurred consistent with past practice since December 31, 2003 which would not be prohibited by this Agreement or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      Section 3.10   Health Care Facilities; Real Property Owned or Leased.

            (a) Identification of Health Care Facilities. The Company Disclosure Schedule sets forth for each skilled nursing home, long-term acute care hospital and other health care facility and other offices or facilities (each, a "Facility" and collectively the "Facilities") owned, leased, operated or managed by the Company or its Subsidiaries (i) the facility number or other identification of each Facility, (ii) the street address, and town or city, county and state jurisdiction, (iii) the real property tax or parcel identification number(s) associated with each Facility, (iv) identification as a skilled nursing home, LTAC, office, or other usage, (v) identification as owned in fee, leased from third parties, or managed, (vi) the number of beds for which the facility is licensed, (vii) whether the Facility is located in a state that requires CONs (as defined below) for such Facilities, (viii) the identification of the Subsidiary or Subsidiaries of the Company which own, lease, or manage such Facility and which hold the operating license therefor and (ix) identification of any minority interests, joint ventures, contracts of sale, options, management contracts or other agreements whereby the Company or its Subsidiaries do not have 100% ownership and operation of any Facility. All Facilities owned in fee by the Company or its Subsidiaries are referred to as "Owned Real Property"; all Facilities leased by the Company or its Subsidiaries (other than by the Company to a Subsidiary, or by a Subsidiary to the Company or another Subsidiary) are referred to as "Leased Real Property"; all Facilities operated or managed by the Company or its Subsidiaries that are not currently leased or owned by the Company or its Subsidiaries are referred to as "Managed Real Property"; and the Owned Real Property, the Leased Real Property and the Managed Real Property are collectively referred to as the "Real Property." The Real Property includes all interests in real property necessary to conduct the Business and other operations of the Company and the Subsidiaries consistent with past practice. Schedule 3.10(b) of the Company Disclosure Schedule lists certain real property which are non-operating assets of the Company and are referred to herein as "Other Real Property".

            (b)   Owned Real Property. With respect to each Owned Real Property:
(i) the Company or a Subsidiary (as the case may be) has insurable indefeasible fee simple title to such Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances (as such terms are defined below),
(ii) except for Permitted Encumbrances or as otherwise set forth in the Company Disclosure Schedule, the Company or such Subsidiary has not leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, other than the Company's or such Subsidiaries' respective patients, employees and contractors in such capacity only; and (iii) except as otherwise set forth in the Company Disclosure Schedule, other than the right of Purchaser pursuant to this Agreement, there are no outstanding agreements, contracts, options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof, or any air or development rights or other interest therein. To the knowledge of the Company, the Company and the Subsidiaries have not transferred any air or development rights relating to any of the Owned Real Property. Except as otherwise set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein. American Land Title Association ("ALTA") policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the interest of the lender under our Senior Credit Facility on December 19, 2003 to each of the Owned Real Property in the manners set forth therein (the "Lender's Fee Title Policies"), and, to the knowledge of the Company, such Lender's Fee Title Policies are valid and in full force and effect and no claim has been made under any such policy. The Company has made available to Purchaser true and complete copies of all Lender's Fee Title Policies, if any, in the possession of the Company.

      The term "Encumbrance" means any mortgage, deed of trust, deed to secured debt, lien, security interest, security agreement, conditional sale, installment sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, charge, restriction on transfer or otherwise, or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, covenants, conditions, leases and licenses), but excepting standard ALTA exceptions.

      The term "Permitted Encumbrances" shall mean with respect to each Real Property or other assets of the Company: (A) as to the Owned Real Property only, the Encumbrances set forth in the Lender's Fee Title Policies; (B) as to the Leased Property only, Encumbrances existing as of the date hereof (C) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property that are not due and payable as of the Effective Time, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (D) the Leases (as defined below); (E) any Permitted Ancillary Lease (as defined below),
(F) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any Governmental Authority (as defined below) having jurisdiction over such real property provided same are either (1) not violated by the existing structures on or use of such real property or (2) if violated, such non-conforming structures or uses are "grandfathered" and allowed under applicable law; (G) easements, covenants, conditions, restrictions and other similar matters of record or as set forth on the Company Disclosure Schedule (H) Encumbrances securing the Senior Credit Facility and the Omega Encumbrances (each as defined below) set forth on the Company Disclosure Schedule; (I) encumbrances for warehousemen, mechanics and materialmen and other similar statutory encumbrances incurred in the ordinary course of business consistent with past practice; (J) rights of current patients and residents to occupy or possess their residence in the Company's skilled nursing facilities, assisting living facilities, independent living facilities and long-term acute care facilities (which shall not include rights of any so-called "life care" patients or residents); and (K) rights of owners of leased personal property. "Permitted Ancillary Lease" means a short term lease or sub-lease of a non material portion of an operational Facility, in any event such portion not to exceed 5,000 square feet, to a third party to facilitate the provision of services by such third party at such Facility related or reasonably incident to the primary business of the owner, lessee, or sublessee, as applicable, entered into in the ordinary course of business, having a term of no longer than one year, provided that such lease may be renewed with the consent of Purchaser (which consent shall not be unreasonably withheld) at the end of the initial one year term for additional one year terms and other non-material leases of a portion of the real estate on which a Facility is situated that do not interfere with the operations of the Facility.

            (c) Leased Real Property. The Company Disclosure Schedule sets forth a true and complete list of all leases as same may have been amended, extended or renewed (each such lease, together with such respective associated documents, being a "Lease" and, collectively, the "Leases") for all Leased Real Property (including the date and name of the parties to such Lease document). The Company has made available or delivered to Purchaser a true and complete copy of each such Lease document. With respect to each of the Leases, except as otherwise set forth on the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect: (i) such Lease is valid, binding, enforceable and in full force and effect except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) the Company's or Subsidiary's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and, to the knowledge of the Company, there are no disputes with respect to such Lease;
(iii) neither the Company nor, to the knowledge of the Company, any Subsidiary has received written notice that the Company or such Subsidiary is in breach or default under such Lease, and the Company has no knowledge of any state of facts which with notice or lapse of time or both would constitute such a breach or default, and neither the Company nor any Subsidiary has sent a notice of default to any third party under any Lease; (iv) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, other than Permitted Ancillary Leases and residency by the Company's or any Subsidiaries' respective patients or residents in such capacity only and in the ordinary course of business; (v) neither the Company nor any Subsidiary has granted or entered into any so called "life care agreements" that are currently in effect; (vi) neither the Company nor any Subsidiary has mortgaged, collaterally assigned or granted any other security interest in such Lease or any interest therein; (vii) all rent due and owing by the Company or any Subsidiary under such Lease from and after May 13, 2002 has been paid in full; (viii) neither the Company nor, to the Company's knowledge, any Subsidiary has received any written notice to the effect that such Lease will not be renewed at the termination of the term thereof or that any such Lease will be renewed only at a substantially higher rent; and (ix) to the knowledge of the Company, the full security deposit required under such Lease continues to be held by the landlord thereunder.

            (d)   Provisions Affecting all Real Property. With respect to this
Section 3.10(d), except as would not result in a Company Material Adverse
Effect: all structural, mechanical and other physical systems, including but not limited to heating, ventilating, air conditioning, plumbing, electrical, mechanical, parking, sewer and drainage systems at each Facility are in working condition. All water, sewer, gas, electric, telephone, drainage and other utilities required for use and operation of each Facility are connected to municipal or public utility services and are adequate to service the operation of the Business and the other operations conducted at each Facility. To the knowledge of the Company, each parcel of Real Property has direct access (or a valid easement allowing it access) to a public street adjoining such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in such parcel of Real Property. Neither the Company nor any Subsidiary has received written notice from any Governmental Authority or other entity having jurisdiction over the Real Property or any portion thereof describing the violation of any Legal Requirements relating to Permits or any covenants, conditions, restrictions, easements and other Encumbrances and similar matters affecting such Facility. The Company has obtained all Permits necessary for the operation for its Facilities, all of which are in full force and effect, and neither the Company nor any Subsidiary has received any written notice from any Governmental Authority or other entity having jurisdiction over the Real Property or any portion thereof describing a violation of or threatening a suspension, revocation, modification or cancellation of any Permit. There are no pending, or to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning, land use, assessment, or similar proceedings relating to the Facilities. Except for Permitted Encumbrances and other than as set forth in the Company Disclosure Schedule, there are no parties other than the Company or a Subsidiary in possession of any Facilities and there are no sublease, concession, occupancy, license or similar arrangements affecting any Facilities (except for residency at the Facilities by current residents or patients in such capacity only and in the ordinary course of business). Except as set forth in the Company Disclosure Schedule, no construction, improvements, or alterations, the cost of which exceeds $100,000, are in process, under construction, planned or required at any Facilities. No portion of the Real Property or any improvements or buildings thereon has suffered any damage by fire, earthquake, flood or other casualty which has not heretofore been repaired and restored in to operational use and in accordance with applicable Legal Requirements and the requirements of any Lease.

      Section 3.11 Title to Non-Real Property Assets; Condition of Personal Property. With respect to assets other than real property, to the knowledge of the Company and except as otherwise set forth on the Company Disclosure Schedule, the Company has good title to the owned assets reflected on the balance sheet set forth in the Financial Statements, subject to the Permitted Encumbrances. Except as otherwise set forth on the Company Disclosure Schedule, the Company leases or owns all non-real property assets necessary for use in the operations of the Business as currently conducted, consistent with past practices, other than inventory and supplies which need to be purchased and replenished in the ordinary course of business. All of such non-real property assets necessary for operation of the Facilities are located in the Facilities. All such properties and assets and fixtures and Facility equipment are in working condition and have been maintained and serviced in accordance with the normal practices of the Company, except where the failure to be in working condition or maintained and serviced as described above would not have a Company Material Adverse Effect. At the Effective Time, none of the personal property assets of the Company will be subject to any Encumbrances other than the Permitted Encumbrances. There are no material personal property assets located at any of the Facilities of the Company that are not owned or leased by the Company, except in connection with any Permitted Ancillary Lease. Except as otherwise set forth on the Company Disclosure Schedule, all Major Equipment Leases (as defined below) are in full force and effect and all rent and other charges thereunder due and owing from and after May 13, 2002 have been or will be paid by the Company. To the knowledge of the Company and except as otherwise set forth on the Company Disclosure Schedule, all leases of personal property(other than Major Equipment Leases) used by the Company are in full force and effect and all rent and other charges there under due and owing from and after May 13, 2002 have been paid by the Company except where the failure of such leases to be in full force and effect or failure to pay rent and other charges thereunder would not have a Company Material Adverse Effect.

      Section 3.12   Taxes.

            (a) In all material respects, the Company and the Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all Income Tax Returns required to be filed by them, (ii) duly and timely paid in full or made provision in accordance with GAAP in the Financial Statements for the payment of all Income Taxes due and owing for all periods or portions thereof ending through the date of such Financial Statements. No material federal or state administrative or court proceedings are presently pending, or to the knowledge of the Company, threatened, with regard to any Income Taxes or Income Tax Returns of the Company or any Subsidiary;

            (b) The Company and the Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all federal, state and local Other Tax Returns required to be filed by them and (ii) duly and timely paid in full or made provision in accordance with GAAP in the Financial Statements for the payment of all Other Taxes due and owing for all periods or portions thereof ending through the date of such Financial Statements, except where a failure to make the filings or payments required by clauses (i) and (ii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

            (c) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Other Taxes or Other Tax Returns of the Company or any Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would reasonably be expected to have a Company Material Adverse Effect;

            (d) In all material respects, the Company and the Subsidiaries have complied with all rules and regulations relating to Income Tax information reporting and the payment and withholding of Income Taxes. The Company and the Subsidiaries have complied with all rules and regulations relating to Other Tax information reporting and the payment and withholding of Other Taxes except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

            (e) Neither the Company nor any of the Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Financial Statements most recently filed with the SEC;

            (f) As used in this Agreement, "Tax Return" means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, (ii) "Income Tax Return" means a Tax Return with respect to Income Taxes and (iii) "Other Tax Return" means a Tax Return with respect to Taxes other than Income Taxes;

            (g) As used in this Agreement, "Taxes" means any and all federal, state or local, taxes, rates, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes, (ii) "Income Taxes" means federal or state taxes imposed on income or profits, of the Company or any of its Subsidiaries determined in whole, in part or in the alternative on such income or profits and (ii) "Other Taxes" means Taxes other than Income Taxes;

            (h) As used in this Agreement, "Taxing Authority" means with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

      Section 3.13 Licenses; Compliance with Applicable Law; Health Care Regulation

            (a) General. Each of the Company and the Subsidiaries has complied with all applicable Legal Requirements necessary to maintain or operate the Facilities except where the failure to so comply would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is subject to or has received any written notice of any action, suit, proceeding, hearing, governmental investigation, governmental audit, assessment, charge, complaint, claim, civil monetary penalty, demand or written notice alleging any failure to comply with applicable Legal Requirements necessary to maintain or operate the Facilities (collectively the "Noticed Actions") except for (i) such Noticed Actions directed to the Company (excluding any Subsidiary) as are not material,
(ii) such Noticed Actions applicable to a specific Facility or Subsidiary as individually or in the aggregate would not have a Company Material Adverse Effect; and (iii) professional liability or general liability ("PL/GL") claims. Since January 1, 2004, no Company Material Adverse Change has occurred in Programs relating to the Business or with respect to Third Party Payor Programs.

            (b)   Health Care Regulatory Compliance. (i) With respect to this
Section 3.13(b)(i), except as would not result in a Company Material Adverse
Effect: The Company and each Subsidiary have conducted, and are presently conducting, its Facilities and other businesses so as to comply with all Legal Requirements applicable to the conduct of operation of such Facilities and other businesses. The Company and each Subsidiary are in compliance with the statutes and regulations related to fraud, abuse, false claims/statements, referrals and prohibition of kickbacks. The Company and each Subsidiary have complied with all applicable billing policies, procedures, limitations and restrictions of Third Party Payor Programs (as defined below). There are no Reimbursement Source Obligations (as defined below) of the Company and the Subsidiaries other than those recorded or reserved on the Financial Statements. Each cost report and other required claims and filings with Governmental Authorities with respect to Medicare and each state Medicaid program in which they participate, required to be filed by or on behalf of the Company or any Subsidiary prior to the Effective Time, has been or will have been timely prepared and filed in accordance with applicable Legal Requirements. To the Company's knowledge, all of such filings were, when filed or as amended, true and complete. The Company and each Subsidiary have available for inspection by Purchaser prior to the date of this Agreement each such filing since May 13, 2002.

                  (ii) Except as set forth on the Company Disclosure Schedule, each Facility and its related Subsidiary is qualified for participation in the Medicare and Medicaid programs and is a party to Provider Agreements for such programs which are in full force and effect. To the Company's knowledge, neither the Company, any Subsidiary, nor any current director, executive or Facility manager of the Company or any Subsidiary has been debarred, disqualified, suspended or excluded from any Medicare, Medicaid or any other Third Party Payor Program, including, without limitation, under 42 U.S.C. 1320a-7, or from being a health care provider, owner, operator or licensee. The Company and each Subsidiary are in compliance, in all material respects, with the Global Settlement, the Corporate Integrity

Agreements (each as defined below) and all consent and settlement orders, and similar agreements (excluding plans of correction) with or imposed by any Governmental Authority (collectively, "Governmental Agreements"), all of which are set forth on the Company Disclosure Schedule. Neither the Company nor any Subsidiary is currently subject to any fines, penalties, or sanctions nor, are any such fines, penalties or sanctions threatened except for such current or threatened fines, penalties or sanctions as would not have a Company Material Adverse Effect.

            (c) Health Care Licensing. With respect to this Section 3.13(c), except as would not result in a Company Material Adverse Effect: (i) The Company and each Subsidiary are in compliance with the terms and conditions of all Licenses and CONs held by them. Without limiting the generality of the foregoing, the facilities, equipment and operations of each Facility of the Company and any Subsidiary satisfies the applicable Legal Requirements relating to facility licensing of the state in which such Facility is located and the Legal Requirements for participation in the Medicare and Medicaid Programs. The Company and each Subsidiary have posted all surety bonds, deposits, and escrows which may be required under any Legal Requirements, Licenses, CONs or any Governmental Agreements. The Company and each Subsidiary have maintained patient deposit funds in escrow or trust accounts in accordance with all Legal Requirements; and (ii) the Company and each Subsidiary has all Licenses and CONs that are required to operate each of their respective Facilities (including, without limitation, those required under any Legal Requirements) consistent with past practice, and all such Licenses issued by an Accreditation Body with respect to the Facilities and Provider Agreements under the Medicare or Medicaid programs are set forth on the Company Disclosure Schedule.

            (d) Definitions Relating to Compliance and Regulation. For purposes of this Agreement, the following definitions shall apply:

                  (i) "Accreditation Body" shall mean the Centers for Medicare and Medicaid Services, state regulatory agencies responsible for licensure for skilled nursing facilities and long-term acute care hospitals, Medicaid certification and issuance of CONs for skilled nursing facilities and long-term acute care hospitals and with respect to long-term acute care hospitals only, the Joint Commission on Accreditation of Healthcare Organizations.

                  (ii) "Certificate of Need" or "CON" shall mean the Certificate of Need issued by an Accreditation Body for any Facility of the Company or any Subsidiary that is a nursing Facility for the number of beds listed on such CON and the rights thereunder to operate such beds or other nursing Facility, service or activity subject to a Certificate of Need.

                  (iii) "Corporate Integrity Agreement" shall mean that certain Corporate Integrity Agreement dated April 3, 2002 by and between the Department of Health and Human Services Office of Inspector General and the Company attached as an exhibit to the Global Settlement and any monitoring agreements between the Company or any Subsidiary and any third party required by the terms of the Corporate Integrity Agreement.

                  (iv) "Environmental Laws" shall mean all federal, state, and local, statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all applicable common law effective prior to or at the Effective Time, including any amendments thereto, concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials(as defined below). The term "Environmental Laws" shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA") and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. ("RCRA"), and their state equivalents or analogs.

                  (v) "Global Settlement" refers to the agreement between the Company and the United States pursuant to which the Company reached a settlement with the United States to resolve certain claims or causes of action asserted by the United States arising prior to January 18, 2000.

                  (vi) "Governmental Authority" means any of the following: (A) the United States of America; (B) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (C) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, including, without limitation, any Accreditation Body or (D) any other national, federal, state or provincial government or courts and administrative bodies thereof.

                  (vii) "Hazardous Material" shall mean any hazardous material, hazardous substance, hazardous waste, regulated substance, toxic substance, pollutant, chemical substances or mixtures, medical waste, pesticides, contaminants, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation, that have been or currently are regulated or defined by any Environmental Laws. Notwithstanding the foregoing, the term "Hazardous Material" shall not mean or include (i) standard cleaning, pesticide and maintenance fluids, petroleum products and oil, batteries, equipment and materials in normal quantities customarily used in the ordinary course of business, and in material compliance with applicable Environmental Laws; or (ii) such of the foregoing that may be naturally occurring in the soil or groundwater in, at, under or about any real property.

                  (viii) "Legal Requirement" shall mean all laws, statutes, ordinances, bylaws, codes, rules, regulations, restrictions, the Corporate Integrity Agreement, and all orders, judgments, decrees and injunctions (including, without limitation, all applicable building, fire, health code, occupational safety and health, zoning, subdivision and other land use, Americans with Disabilities Act, and health care licensing statutes, ordinances, bylaws, codes, rules and regulations), promulgated or issued by any Governmental Authority. Without limiting the generality of the foregoing, the term Legal Requirements includes all Permits and Licenses issued or entered into by any Governmental Authority or any Accreditation Body applicable to the Company or the Subsidiaries.

                  (ix) "License" shall mean a license or Provider Agreement issued by an Accreditation Body to operate a Facility or provide services or products pursuant to a Program.

                  (x) "Medicaid" means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

                  (xi) "Medicare" means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto

                  (xii) "Permits" shall mean all permits, licenses (for purposes of this definition the term "license" shall exclude items covered by the defined term "License"), franchises, certificates of occupancy, approvals, registrations, qualifications, rights, variances, permissive uses, accreditations, certificates, certifications, consents, contracts, interim licenses, permits and other authorizations of every nature whatsoever required by, or issued to or on behalf of the Company or any Subsidiary under any Legal Requirements benefiting, relating or affecting the Business or any of the Facilities of the Company or any Subsidiary, or the construction, development, expansion, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with the Business or such Facilities and all renewals, replacements and substitutions therefore, required or issued by any Governmental Authority, except for any Accreditation Body or Third Party Payor.

                  (xiii) "Programs" means any Federal health care program as defined in Section 1128B(h) of the Social Security Act (42 U.S.C. 1320a-7b(f)) or any State health care program as defined in Section 1128B of the Social Security Act (42 U.S.C. 1320a-7(h)).

                  (xiv) "Provider Agreements" shall mean all participation, provider, supplier and reimbursement agreements for the benefit of the Company or any Subsidiary in connection with the operation of any of their Facilities relating to any right to payment or other claim arising out of or in connection with the Company's or such Subsidiary's participation in any Third Party Payor Program.

                  (xv) "Reimbursement Source Obligations" means (a) any fees, fines, penalties or civil monetary penalties that have arisen from the Company's and Subsidiaries' participation in Medicaid, Medicare or other Third Party Payor Programs; (b) Medicaid, Medicare or Third Party Payor overpayments, recoupments, denial of payment, assessments or any other financial obligations arising from any adjustments or reductions in Medicaid, Medicare or Third Party Payor reimbursement; or (c) all other monetary or non-monetary obligations, sanctions, remedies or liabilities of any kind or nature whatsoever that have arisen from the Company's or any Subsidiary's participation in Medicaid, Medicare or Third Party Payor Programs.

                  (xvi) "Third Party Payor Program" shall mean Medicare, Medicaid and the managed care agreements set forth on the Company Disclosure Schedule.

                  (xvii) "Third Party Payors" shall mean any Person or Persons that maintain(s) a Third Party Payor Program.

            (e) Environmental. Except as set forth in the Company Disclosure Schedule or in the Company Form 10-K for the year ended December 31, 2003: (i) the assets, properties, businesses and operations of the Company and the Subsidiaries are in compliance with applicable Environmental Laws, except for such non-compliance which has not had a Company Material Adverse Effect; (ii) the Company and the Subsidiaries have obtained and, as currently operating, are in compliance with all Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and the Subsidiaries in the manner now conducted except for such non-compliance which has not had a Company Material Adverse Effect; and (iii) to the knowledge of the Company, neither the Company nor any of the Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any currently outstanding order, decree, judgment, complaint, agreement, claim, citation, written notice, or proceeding indicating that the Company or any of the Subsidiaries is (a) liable for a violation of any Environmental Law, or (b) liable for any Environmental Liabilities and Costs, where in each case such liability would be material. For purposes of this Agreement, "Environmental Liabilities and Costs" means all damages, penalties, obligations or clean-up costs assessed or levied pursuant to any Environmental Law.

            (f) Ancillary Business Legal Requirements. The Company Disclosure Schedule sets forth all material ancillary businesses conducted by the Company or any Subsidiary, including without limitation, the provision of medical products or services to the Facilities or patients residing in the Facilities (such as durable medical equipment, pharmacy, imaging, respiratory services), personnel related businesses (nurse recruiting and training, personnel staffing) and transportation services (collectively, "Ancillary Businesses"). The Company does not engage in the manufacture, assembly or processing of products. The Company and the Subsidiaries possess or have applied for all material Permits to own and operate such Ancillary Businesses, all of which are conducted in material compliance with Legal Requirements. To the extent that applicable Legal Requirements require personnel with professional licenses to manage or otherwise operate any Ancillary Business (such as pharmacy), the Company and the Subsidiaries utilize such licensed personnel. Neither the Company nor any Subsidiary sells medical products or medical services other than (i) to patients at the Facilities for use while resident at the Facilities and (ii) outpatient rehabilitation conducted at the Facilities.

            (g) Restricted Payments. The Company has not taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee of the Company or any Subsidiary acting for or on behalf of the Company or any Subsidiary, has paid or caused to be paid, in connection with the business of the Company or any of the Subsidiaries: (i) any bribe, kickback, direct or indirect unlawful payment or other similar payment to any Governmental Authority or any supplier or agent of any supplier, or (ii) any contribution, payment, gift or entertainment to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or other than in compliance with applicable Legal Requirements).

            (h) OSHA. Except as would not result in a Company Material Adverse Effect, the Company and the Facilities are in compliance with the Occupational Health and Safety Act ("OSHA") and the Company is not subject to any consent, decree, compliance order, administrative order, or a cooperative compliance plan with respect to and implemented under OSHA.

            (i) HIPAA. Except as would not result in a Company Material Adverse Effect, the Company and the Subsidiaries are in compliance with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and have adopted and filed all compliance plans and policies required thereunder.

            (j) Bankruptcy Proceedings. The Company is in compliance in all material respects with the Company Plan of Reorganization and the Bankruptcy Orders. All of the distributions and payments required to be made under the Company Plan of Reorganization to date have been made, completed and paid in full.

      Section 3.14 Accounts Payable/Accounts Receivable. Since December 31, 2003, the accounts and notes payable and other accrued expenses of the Company are and have been paid in the ordinary course of business in a manner consistent with past practice. All accounts receivable of the Company represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and since December 31, 2003, are being collected in the ordinary course of business in a manner consistent with past practice, and as to which reserves have been maintained on the Company's books and records which are adequate in accordance with GAAP and calculated consistent with past practice.

      Section 3.15 Contractual and Other Obligations. (a) To the extent not already filed as Exhibits to the Company's SEC Filings, the Company Disclosure Schedule lists the following contracts and other agreements, to which the Company or any of the Subsidiaries is a party (collectively, the "Material Contracts").

                  (i) Equipment Leases. Any agreement (or group of related agreements, including, and as part of, master lease agreements) for the lease of medical equipment, motor vehicles, computers and related devices and, telecommunications equipment, regardless of amount providing for lease payments in excess of One Million Dollars ($1,000,000) per annum (excluding leases which may have been initiated at the Facility level) (collectively referred to as "Major Equipment Leases").

                  (ii) National and Blanket Vendor Agreements. Any agreement (or group of related agreements as part of a master purchase arrangement) for the purchase or sale of medical products or services, food, supplies, maintenance or other products or services which provide that the vendor will supply all of the Company's requirements (or the requirements of a majority of the Facilities) for any category of products or services or grant an exclusive or preferred right to the vendor, regardless of the dollar amount of consideration, and any national group purchasing organizations of which the Company is a member.

                  (iii) Joint Venture Agreements. Any agreement concerning a partnership, joint venture, limited liability company, corporation or other entity which is not a 100% owned Subsidiary of the Company, including stockholders, operating, joint venture and related management agreements.

                  (iv) Management Agreements. Any agreement pursuant to which the Company or any Subsidiary manages or operates a Facility not owned or leased by the Company or a Subsidiary, or pursuant to which an unrelated third party manages a Facility which is owned or leased by the Company or any Subsidiary.

                  (v) Debt Agreements; Mortgages. An agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which there is imposed an Encumbrance on any of the assets of the Company or any Subsidiary, tangible or intangible, in each case for which the indebtedness or obligation is in excess of One Million Dollars ($1,000,000).

                  (vi) Non-Competition Agreements. Any agreement concerning non-competition or which would restrict the Company or any Subsidiary from engaging in any line of business activity in the health care or medical products or services industries, whether generally or within any geographic territory.

                  (vii) Related Party Agreements. Any agreement (other than the types of agreements referred to in the following clause (viii)) between the Company or any Subsidiary on the one hand, and any of their directors, officers, executives, key employees or any Person affiliated with such individuals.

                  (viii) Employment Agreements. Any employment, executive, management, consulting or severance agreement applicable to any individual or current or former employee of the Company or any Subsidiary involving compensation of more than $150,000 per annum or which would require any severance, "golden parachute," bonus or other compensation of more than $250,000 to be paid in connection with a change in control of the Company, other than those terminable upon reasonable notice without penalty by the Company.

                  (ix) Incentive Compensation Agreements. Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, bonus plan or program, or other incentive plan or arrangement for the benefit of its current or former directors, officers, and employees of the Company or its Subsidiaries.

                  (x) Union Agreements. Any collective bargaining or recognition agreement with any labor organization.

                  (xi) Acquisition Agreements. Any currently pending agreements relating to (i) the acquisition of the Facilities, real property, capital stock, business or leases of any Person; (ii) the sale or divestiture of any Facility, real property, lease or business unit of the Company or any Subsidiary or the capital stock of any Subsidiary; or (iii) any other sale of material assets of the Company or any Subsidiary outside the ordinary course of business.

                  (xii) Governmental and Provider Agreements. Any Governmental Agreement and any Medicare or Medicaid Provider Agreement and managed care agreements that the Company believes are material to its business.

                  (xiii) Lending/Guaranty Agreements. Any agreement under which the Company or any of the Subsidiaries has advanced or loaned any other Person or guaranteed obligations of any other Person, an amount individual or in the aggregate exceeding One Million Dollars ($1,000,000).

                  (xiv) License/Franchise Agreements. Any material license, franchise or other agreement relating to the use of patents, trademarks, copyrights, logos, brand names, business formats, with a third party to which the Company or any Subsidiary is a party.

                  (xv) Agreements Relating to Securities. Any current or pending agreement relating to the subscription for or issuance of, or repurchase or redemption of, or the registration or transfer of, shares of capital stock of the Company or any Subsidiary, or options, warrants or securities exercisable or convertible therefore.

                  (xvi) Real Estate Leases. The Leases.

                  (xvii) Other Material Agreements. Any other agreement (or group of related agreements) which the Company considers material or, regardless of the amount of consideration, pursuant to which the consequences of a default or termination would result in a Company Material Adverse Change.

            (b) The Company has made available or delivered to Purchaser a correct and complete copy of each written agreement (as amended to date) listed on the Company Disclosure Schedule (unless otherwise noted thereon). With respect to each such agreement and except as would not have a Company Material Adverse Effect, (i) the agreement is valid, binding and enforceable, and in full force and effect except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) the agreement will continue to be legal, valid, binding and enforceable, and in full force and effect following the consummation of the transactions contemplated hereby except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) neither the Company nor any Subsidiary (and, to the knowledge of the Company, no other party) is in breach or default, and to the knowledge of the Company no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) neither the Company nor any Subsidiary (and, to the knowledge of the Company, no other party) has repudiated any provision of the agreement.

            (c) The Company Disclosure Schedule sets forth a complete and accurate list of all Significant Suppliers. For purposes of this Agreement "Significant Suppliers" are the twenty (20) suppliers who supplied the largest amount by dollar volume of products or services, other than professional services, to the Company during the past four (4) fiscal quarters ending on the Interim Balance Sheet Date. Except to the extent set forth on the Company Disclosure Schedule, none of the Company's Significant Suppliers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company.

      Section 3.16 Compensation. (a) Except as set forth in the Company Disclosure Schedule or in the Retention Plan (provided in Section 5.6), the transactions contemplated by this Agreement will not result in any liability for severance, "golden parachute" or bonus payments to any employee or independent contractor of the Company. Except for the Retention Plan and the Options, the Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits or any ownership interest in the Company or the Business in connection with the transactions contemplated by this Agreement.

            (b) Subsequent to December 31, 2003, there have been no increases in the compensation payable or to become payable to any of the employees of the Company and there have been no payments or provisions for any material awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than in the ordinary course of business, those to be paid under the Retention Plan, and recent increases to certain executive employees as set forth in the Company Disclosure Schedule. Except for bonuses that may be due to employees of the Company for the current year as set forth in the Company Disclosure Schedule and those to be paid under the Retention Plan, all bonuses heretofore granted to employees of the Company have been paid in full to such employees or accrued on the balance sheets contained in the Financial Statements. The vacation/sick time policy of the Company, including as to carryover of unused vacation or sick time, is set forth in the Company Disclosure Schedule.

      Section 3.17 Employee Benefit Plans. (a) Except as set forth in the Company Disclosure Schedule, the Company does not maintain or sponsor, or contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate are hereinafter referred to as the "Benefit Plans." Except as set forth in the Company Disclosure Schedule, all Benefit Plans comply in all material respects with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable laws and regulations and the constituents documents and terms of such Benefit Plans, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or Purchaser except for claims in the ordinary course for benefits with respect to the Benefit Plans and any requirements of the Company to contribute to a Benefit Plan as set forth in the terms and conditions of such Benefit Plan and claims which, individually or in the aggregate, would not create any material liability on the part of the Company or Purchaser. Except as set forth in the Company Disclosure Schedules, true, correct and complete copies of the following documents with respect to each Benefit Plan have been made available by the Company to Purchaser: (i) all documents constituting the Benefit Plan, including but not limited to, trust agreements, plan documents, insurance policies and amendments thereto, (ii) the Forms 5500 or 5500 C/R and any financial statements attached thereto for the most recently completed year for which such forms have been filed; (iii) the Internal Revenue Service determination letters; (iv) the most recent Summary Plan Description and all modifications to such Summary Plan Description; (v) all material notices that have been given to the Company or such Benefit Plans within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency with respect to any Benefit Plan; and (vi) all employee manuals or handbooks containing personnel or employee relations policies of the Company. Except as set forth in the Company Disclosure Schedule, no Benefit Plan contains any provision or is subject to any Legal Requirement that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement. Except as set forth in the Company Disclosure Schedule, the Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other governmental agency. With respect to each Benefit Plan, there has occurred no "prohibited transaction" within the meaning of the Code or ERISA. The requirements of COBRA have been met with respect to each such Benefit Plan subject to COBRA.

            (b) Except as set forth in the Company Disclosure Schedule, each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and has been amended to reflect all requirements of the Tax Reform Act of 1986 and all subsequent legislation which is required to be adopted prior to the end of the applicable remedial amendment period.

            (c) Except as set forth in the Company Disclosure Schedule, the Company does not currently maintain, sponsor or contribute to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA), nor has the Company or any Subsidiary incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan that would be reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, without limiting the generality of the foregoing, in connection with divestitures or closings of Facilities, there are no liabilities, or pending claims, relating to withdrawal liability with respect to multi-employer plans.

            (d) Except as set forth in the Company Disclosure Schedule, there are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA).

            (e) Except as set forth in the Company Disclosure Schedule, other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan, or, to the best knowledge of the Company, any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto).

            (f) Except as set forth in the Company Disclosure Schedule, the Company has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of

ERISA. The Company has complied with all of the requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder.

            (g) Except as set forth in the Company Disclosure Schedule, all contributions, premiums or payments under or with respect to each Benefit Plan which are due on or before the Effective Time have been or will have been made or accrued in all material respects.

            (h) Except as set forth in the Company Disclosure Schedule, the Company and each Subsidiary has not incurred and has no reason to expect that it will or could incur, any material liability to the Pension Benefit Guaranty Corporation ("PBGC") (other than premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Title IV of ERISA, to any entity) or under the Code with respect to any employee pension benefit plan that the Company, any Subsidiary or any other entity, that together with the Company or any Subsidiary is treated as a single employer under Code Section 414, has maintained, contributed to, or been required to contribute to.

            (i) The market value of assets under each such Benefit Plan which is a defined benefit plan (other than any multiemployer plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to a defined benefit plan terminating on the date for determination.

            (j) Except as set forth in the Company Disclosure Schedule, since May 13, 2002 no such Benefit Plan which is a defined benefit plan (other than any multiemployer plan) has been completely or partially terminated or been the subject of a "reportable event" with the meaning of ERISA. No proceeding by the PBGC to terminate any such a defined benefit plan (other than any multiemployer plan) has been instituted or, to the knowledge of the Company, threatened

            (k) The Benefit Plans cover only employees and directors of the Company and the Subsidiaries and there is no Person or entity (other than the Company and the Subsidiaries) that, together with the Company, would be treated as a single employer or a commonly controlled entity under Section 414(b), (c) or (m) of the Code.

      Section 3.18 Labor and Employment Matters. (a) Except as set forth on the Company Disclosure Schedule or in the Company 10-K, (i) none of the employees of the Company or any Subsidiary are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of the Company or any Subsidiary, (ii) there are no union claims to represent the employees of the Company or any Subsidiary and (iii) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or threatened against or affecting the Company or any Subsidiary.

            (b) (i) With respect to this paragraph 3.18(b)(i), except as would not have a Company Material Adverse Effect or as set forth in the Company Disclosure Schedule: the Company and Subsidiaries are, and have at all times during at least the last three (3) years been, in compliance with all applicable Legal Requirements respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable Legal Requirement. (ii) There are (A) no complaints, claims, controversies, charges, lawsuits or other proceedings related to the Company or any Subsidiary pending, or, to the Company's knowledge, threatened, in any court or with any agency responsible for the enforcement of federal, state or local labor or employment Legal Requirements regarding breach of any express or implied contract of employment, any Legal Requirement or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with the Company or any Subsidiary and (B) no pending actions or investigations by any federal, state, or local Governmental Authority responsible for the enforcement of immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, occupational health and safety or any other employment Legal Requirement, or to the knowledge of the Company, are any such actions or investigations threatened with respect to or relating to the Company or any Subsidiary, in each case which are material.

            (c) Except as set forth in the Company Disclosure Schedule, since January 1, 2003, neither the Company nor any Subsidiary has effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting any site of employment or one or more Facilities or operating units within any site of employment or Facility of the Company or any Subsidiary, or (ii) a "mass layoff" as defined in WARN affecting any site of employment or Facility of the Company or any Subsidiary; nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Company or any Subsidiary has suffered an "employment loss," as defined in WARN, since January 1, 2003.

            (d) The Company Disclosure Schedule sets forth a complete list of all foreign national employees on whose behalf the Company or any Subsidiary has submitted applications and petitions to the U.S. Department of Labor, U.S. Immigration and Naturalization Service, or U.S. Department of State for immigration employment and visa benefits. The Company Disclosure Schedule identifies and describes any pending or, to the knowledge of the Company, threatened actions against the Company or any Subsidiary for violations under the Immigration Reform and Control Act of 1986 respecting such employees of the Company or any Subsidiary.

            (e) The Company and all Subsidiaries have complied with all hiring and employment obligations applicable under Office of Federal Contract Compliance Programs rules and regulations, except for such noncompliance as would not have a Company Material Adverse Effect.

      Section 3.19 Insurance.

            (a) The Company has made available to Purchaser accurate and complete copies of:

                  (i) all policies of insurance to which the Company or any Subsidiary is or was a party or under which the Company or any Subsidiary or the Facilities or other assets of the Company is or has been covered at any time since May 13, 2002, including without limitation, PL/GL, building, fire, property, hazard and flood, motor vehicle, worker's compensation and employer liability insurance;

                  (ii) all pending applications by the Company or any Subsidiary for any such policies of insurance or renewals thereof; and

                  (iii) An "ACCORD" certificate for the Company's current insurance program with respect to the insurance policies maintained by the Company and the Subsidiaries.

            (b) The Company has made available to Purchaser any self-insurance, captive insurance or reserve arrangement, stop loss, claims management, or claims administration agreement, established by the Company or any Subsidiary, including, without limitation, with respect to PL/GL claims, any reserves established thereunder.

            (c) Except as set forth on the Company Disclosure Schedule:

                  (i) Except as would not have a Company Material Adverse Effect, since May 13, 2002, neither the Company nor any Subsidiary has received
(A) any refusal of coverage or notice of any reservation of rights other than reservation of rights letters received by the Company in the ordinary course of business or (B), except for routine notices of non-renewal in connection with expiration of policies, any written notice of cancellation that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; and

                  (ii) Since May 13, 2002, the Company and the Subsidiaries have paid or caused to be paid, all premiums due, in all material respects, and have otherwise performed all of their respective obligations (except as would not have a Company Material Adverse Effect), under each policy of insurance issued after January 18, 2000 to which it is a party or that provides coverage with respect to the Company, any Subsidiary, the Facilities or other assets used by the Company or any Subsidiary; and

                  (iii) Except as would not have a Company Material Adverse Effect, the Company and the Subsidiaries have given notice to the insurer of all claims that may be insured as required by the insurance company thereby; and

                  (iv) Each material policy of insurance is valid, binding, enforceable, and in full force and effect except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

      Section 3.20 Certain Transactions and Conduct of Business. (a) Except as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary is restricted from conducting the Business or from engaging in any business line in any location by court decree, any order of any Governmental Authority, the Company Plan of Reorganization or any Bankruptcy Order.

            (b) The Company has not since the effective date of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 and the adopted rules promulgated thereunder.

            (c) The Company has not granted any material general power of attorney or proxy (revocable or irrevocable) to any person, firm or corporation.

      Section 3.21 Intellectual Property. Except as set forth on the Company Disclosure Schedule:

            (a) The Company and the Subsidiaries own, free of all Encumbrances other than Permitted Encumbrances, or have a valid and binding license to use, all Intellectual Property (as defined below) material to the conduct of the businesses of the Company and the Subsidiaries, taken as a whole.

            (b) Except for defaults and infringements which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) neither the Company nor any Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, (ii) to the knowledge of the Company, all Intellectual Property material to the conduct of the businesses of the Company and the Subsidiaries taken as a whole and owned by the Company or any of the Subsidiaries is not being infringed by any third party, and (iii) to the knowledge of the Company, neither the Company nor any Subsidiary is infringing any Intellectual Property of any third party.

            (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) there is no pending or, to the Company's knowledge, threatened significant claim or dispute regarding the ownership of, or use by, the Company or any Subsidiary of any Intellectual Property, and (ii) the consummation by the Company of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property utilized in the business of the Company or any of the Subsidiaries.

            (d) For purposes of this Agreement, the term "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

      Section 3.22 Litigation; Disputes. With respect to this paragraph 3.22, except as would not be material: (a) there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary, any Facility, or the Business or any of the assets of the Company or any Subsidiary,
(b) to the Company's knowledge, there is no basis for any such claim, dispute, action, suit, investigation or proceeding against or affecting the Company, any Subsidiary, any Facility, the Business or any of the assets of the Company; (c) the Company has no knowledge of any default under any such action, suit or proceeding; and (d) to its knowledge, the Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator, provided, however, that this Section 3.22 excludes professional liability and tort claims by residents in connection with their stay at a Facility.

      Section 3.23 Computer Software. The Company Disclosure Schedule sets forth the material computer software systems utilized on a corporate-wide basis by the Company and the Subsidiaries, identifies such systems as proprietary systems owned by the Company or licensed or otherwise provided by third parties and the licenses or other contracts pursuant to which such systems are utilized by the Company and the Subsidiaries.

      Section 3.24 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except for the Financial Advisor pursuant to an engagement letter, a copy of which has been provided to Purchaser. The Company Disclosure Schedule contains the Company's good faith estimate of all professional fees of attorneys, accountants and investment bankers) relating to the Merger.

      Section 3.25 Changes in Compensation. Except for the senior executives listed on the Company Disclosure Schedule (the "Listed Executives"), the Company has made no changes to the compensation or benefits payable to any of its employees other than changes in the ordinary course of business and consistent with past practice. With respect to the Listed Executives the Company Disclosure Schedule sets forth the most recent changes in compensation and benefits received by them.

      Section 3.26 No Additional Representations. No representations or warranties are made by the Company except as set forth in this Agreement or in the Company Disclosure Schedule.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF PURCHASER AND MERGER SUB

      Each of Purchaser and Merger Sub hereby represents and warrants to the Company that:

      Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the business in which it is now engaged. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged.

      Section 4.2 Authority. Each of Purchaser and Merger Sub has the full right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by each of Purchaser and Merger Sub, the performance by each of Purchaser and Merger Sub of its respective covenants and agreements hereunder and the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all corporate action of Purchaser and Merger Sub. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and constitutes a valid and legally binding obligation of Purchaser and Merger Sub, respectively, enforceable against each of them in accordance with its terms except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditors' rights, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

      Section 4.3 Conflicts; Non-Contravention. Neither the execution, delivery or performance of this Agreement by Purchaser or Merger Sub, nor their consummation of the transactions contemplated hereby, violates or conflicts with any provision of the certificate of incorporation or by-laws of Purchaser or Merger Sub or assuming (i) the filing of a certificate of merger in accordance with the GCL, (ii) compliance by the Company with applicable requirements of the Exchange Act, (iii) compliance with the requirements of the HSR Act and (iv) compliance with Legal Requirements relating to Licenses and Permits with respect to the Facilities, violates or conflicts with any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or violates or conflicts with or will result in any breach of any of the terms of or will constitute a default (or any event which with notice or lapse of time or both would become a default) under or give others any right of termination, amendment, acceleration or cancellation of, result in any payment or other obligation or give others any right to any payment or offer of any payment, or the creation of any lien pursuant to the terms of any contract or agreement to which either Purchaser or Merger Sub is a party or by which either Purchaser or Merger Sub or any of their assets is bound.

      Section 4.4 Ownership. Purchaser owns 100% of the issued and outstanding capital stock of Merger Sub.

      Section 4.5 Litigation; Disputes. There are no claims, disputes, actions, suits, investigations or proceedings pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or Merger Sub, or their properties or assets, which could prevent, enjoin, alter, or materially delay any of the transactions contemplated by this Agreement.

      Section 4.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or Merger Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except for Credit Suisse First Boston, Inc. ("CSFB"), Brian Davidson and MetCap Securities, LLC, the fees of which shall be payable by Purchaser.

      Section 4.7 Financing. Purchaser has delivered to the Company's Board a schedule setting forth the structure of the financing and the material intercompany transactions (the "Structural Assumptions") that Purchaser presently intends to implement in connection with the Merger and the consummation of the transactions, including the Subsequent Transactions (as defined below) contemplated hereby (the "Financing Schedule"), as well as its proposed sources of equity and debt financing (which includes a minimum required equity commitment of $200,000,000 (the "Equity Commitment"), which will be included in the financing to consummate the Merger and the other transactions contemplated hereby. Purchaser has also delivered to the Company's Board of Directors appropriate documentation substantiating the sources of financing that are, or will be, available as required to fund the equity component of the financing for the Merger set forth in the Financing Schedule (the "Equity Commitment Letter"). Purchaser has available to it the funds and/or assets described in the Equity Commitment Letter.

      Section 4.8 Purchaser Ownership of Company Securities. Except as set forth on the Purchaser Disclosure Schedule, Purchaser does not, directly or indirectly, beneficially own any shares of Common Stock of the Company or any options, warrants or other rights to acquire such Common Stock.

      Section 4.9 Purchaser Diligence. Purchaser has completed its legal, regulatory and business diligence of the Company so as to execute and deliver this Agreement. Nothing herein shall be construed as limiting the Purchaser's rights under this Agreement or the Company's obligations under Sections 5.2, 5.8 and 7.3 hereof.

      Section 4.10 Solvency of the Surviving Corporation. At the Closing Date and immediately after giving effect to the transactions contemplated by this Agreement (after giving effect to the Subsequent Transactions and all financings to be undertaken by Purchaser and its affiliates in connection therewith and with the Merger) the Company will be in compliance with all relevant provisions of the GCL (and such transactions, Subsequent Transactions and financing will not violate the relevant provisions of the GCL) and assuming the accuracy in all material respects as of the Closing Date of the representations and warranties contained in Article III, (i) each of the Surviving Corporation and the Subsidiaries will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Surviving Corporation and the Subsidiaries will exceed the amount that will be required to pay their probable liabilities (including the probable amount of all contingent liabilities) and their respective debts as they become absolute and matured, (iii) the assets of each of the Surviving Corporation and the Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the probable amount of all contingent liabilities) and (iv) each of the Surviving Corporation and the Subsidiaries will not have unreasonably small capital to carry on their respective business, either (A) as presently conducted or (B) as intended by Purchaser to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the Subsequent Transactions with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and the Subsidiaries.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

      The Company agrees that:

      Section 5.1 Conduct of the Company. (a) Except as expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company and each Subsidiary shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable best efforts to preserve intact their business organizations, assets and good will, their relationships with suppliers, Governmental Authorities and Third Party Payors and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except to the extent in the ordinary course of business, consistent with past practice or except as otherwise approved in writing by Purchaser, or as expressly contemplated by this Agreement, from the date hereof until the Effective Time, the Company will not, and will not permit any Subsidiary (to the extent consistent with the Company's fiduciary obligations to holders of minority interests in any Subsidiary) to:

                  (i) sell, lease, license or otherwise dispose of any Subsidiaries, Facilities, Real Property, Ancillary Businesses, Licenses, Permits, CONs or other material assets or property except (A) pursuant to existing contracts, commitments or disposition plans set forth on the Company Disclosure Schedule, (B) sale of inventory and supplies or (C) transfers between the Company and/or its Subsidiaries;

                  (ii) enter into or amend any agreement with or affecting any director, officer or employee, which foregoing restriction includes, without limitation, (A) the increase in the compensation payable by the Company or any Subsidiary to, or to become payable by the Company or any Subsidiary to, any of their respective directors, officers or employees, except as required pursuant to the terms of any contract, agreement, plan or arrangement set forth on the Company Disclosure Schedule or annual compensation increases in the ordinary course of business consistent with past practices (except that the Company may implement the changes in compensation and benefits set forth in the Company Disclosure Schedule with respect to the Listed Executives), or (B) enter into, adopt, amend, modify, or terminate any material bonus, profit sharing, incentive, severance, or other material plan, collective bargaining agreement, contract, or commitment for the benefit of any of its directors, officers, or employees (or take any such action with respect to any other material Benefit Plan (except that the Company may implement the Retention Plan));

                  (iii) other than renewals set forth in the terms and conditions of the existing Leases and other than development and disposition plans currently in process set forth on a schedule thereof provided to Purchaser, open, acquire, purchase, lease or license any new Facility, or enter into or purchase any lease or license therefor, or renew, extend, amend or terminate any Lease;

                  (iv) amend, assign or terminate any Material Contract or enter into any contract that would have constituted a Material Contract if in existence on the date of this Agreement;

                  (v) except as permitted under the existing credit lines of the Company or any relevant Subsidiary, incur, guarantee or assume any indebtedness for borrowed money, or any capitalized lease obligation;

                  (vi) other than in connection with PL/GL claims, pay, discharge or satisfy any claim, liability or obligation; provided, however, that it is expressly acknowledged and agreed that nothing in this Agreement will prevent the Company or any Subsidiary from satisfying claims or otherwise discharging its liabilities and obligations under the Company Plan of Reorganization;

                  (vii) subject to clause (v) in the following paragraph, incur or create or suffer any Encumbrance on any of the assets of the Company or any Subsidiary (other than Permitted Encumbrances);


                  (viii) other than with respect to Taxes, incur or assume any liability or obligation;

                  (ix) make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

                  (x) enter into any Governmental Agreements; or

                  (xi) make, change or rescind any express or deemed election relating to Taxes.

            (b) Notwithstanding the foregoing, from the date hereof until the Effective Time, and whether or not in the ordinary course of business, the Company will not, and will not permit any Subsidiary (to the extent consistent with the Company's fiduciary obligations to holders of minority interests in any Subsidiary) to:

                  (i) adopt or propose any change in the Company's articles of incorporation or in the case of the Company's by laws, adopt or propose any change which would have a Company Material Adverse Effect (for purposes of this clause (i), even if such event resulting in a Company Material Adverse Effect occurs after November 21, 2004).

                  (ii) declare or pay any dividends or make any distributions on its Shares other than to the Company or any entity wholly-owned, directly or indirectly, by the Company;

                  (iii) (1) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of Shares upon the exercise of Options and as permitted in Section 5.5, (2) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (3) repurchase, redeem or otherwise acquire any Company Securities, or (4) grant, amend or modify the terms and conditions of any Options except as permitted in Section 5.5 or enter into any agreement to do any of the foregoing;

                  (iv) make, or commit to make, any capital expenditure (or series of related capital expenditures), other than as contemplated in the Company's 2004 capital expenditure budget provided to the Purchaser including, for the avoidance of doubt, the contingency amount set forth in such budget which may be spent on capital expenditures in the reasonable discretion of the Company's Chief Executive Officer or Chief Financial Officer;

                  (v) incur or suffer any Encumbrances on any real property of the Company or any Company Subsidiary, other than Permitted Encumbrances, or enter into any agreement to do so.

                  (vi) sell, transfer, lease, license or otherwise dispose of any skilled nursing facility or any Subsidiary which owns such a facility, or enter into any agreement, contract, option, rights of first offer or rights of first refusal, to do any of the foregoing except for the planned dispositions set forth on the Company Disclosure Statement;

                  (vii) merge or consolidate any Subsidiary with any other Person (other than a wholly-owned Subsidiary or the Company) or acquire the capital stock or all or substantially all of the assets of any business or entity (other than capital stock or assets of an existing wholly owned Subsidiary);

                  (viii) take or agree to take any action that is intended to make, or has the purpose of making, any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; or

                  (ix) terminate the engagement of Houlihan Lokey or modify the terms of such engagement in a manner as to eliminate the requirement that Houlihan Lokey be requested to render the Bring Down Opinion (as defined below).

      Section 5.2 Access to Information. (a) Subject to the applicable Legal Requirements and contractual restrictions imposing confidentiality or non-disclosure obligations or restrictions, the Company and each Subsidiary will permit Purchaser and its attorneys, accountants, investment bankers, and other professional advisors and representatives to have reasonable access prior to the Effective Time to the Facilities, offices, properties and to the books and records (including, without limitation, contracts, documents and Tax records) of the Company and each Subsidiary and personnel at the Company and each Subsidiary, during normal working hours and upon reasonable notice, to familiarize itself with the Company's and each Subsidiary's respective Facilities, properties, business, operating and financial condition and to conduct any and all financial, legal, regulatory, business and other due diligence procedures as Purchaser or its representatives may reasonably deem appropriate for any purpose germane to this Agreement and in connection with a Subsequent Transaction (as defined below); provided, however, that Purchaser and its representatives shall take reasonable steps to avoid disruption of the normal operations of the Company or any Subsidiary.

            (b) Purchaser hereby acknowledges that it is subject to the Confidentiality Agreement dated March 30, 2004 with the Company (as amended from time to time), which sets forth certain obligations regarding confidential treatment of certain information of the Company and each of the Subsidiaries (the "Confidentiality Agreement"), and Purchaser hereby confirms that the Confidentiality Agreement remains in full force and effect and its Representatives (as defined in the Confidentiality Agreement) will continue to comply with the terms, conditions and restrictions thereunder, and that any and all Evaluation Material (as defined in the Confidentiality Agreement) obtained during any review of the Company or any Subsidiary contemplated by this Agreement will be subject to the terms of the Confidentiality Agreement (unless specifically exempted from the restrictions of such Confidentiality Agreement by the terms and conditions thereof), provided, however, that such Evaluation Material may be provided to counterparties to Subsequent Transactions (as defined below) and the Representatives of such counterparties, subject to their being bound by confidentiality agreements containing terms and conditions substantially similar to those contained in the Confidentiality Agreement and specifically designating the Company as a third party beneficiary thereto.

      Section 5.3 Notices of Certain Events. The Company shall promptly notify Purchaser of:

            (a) any notice or other communication from any Person alleging that the consent or approval of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement and such consent or approval is material;

            (b) any notice or other communication, which is material, from any Governmental Authority in connection with the transactions contemplated by this Agreement;

            (c) any actions, suits, claims, investigations or proceedings commenced or, to the its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms hereof or which relate to the consummation of the transactions contemplated by this Agreement;

            (d) the occurrence, to Company's Knowledge, of any event that has had a Company Material Adverse Change (for this purpose, even if such event occurs on or after November 21, 2004);

            (e) the occurrence of any event or the discovery of any information which would cause any representation or warranty of the Company, or any information set forth on the Company Disclosure Schedule, to be untrue or inaccurate in any material respect;

            (f) the occurrence of any event or the discovery of any information which would delay in any material respect, or render impossible, the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby;

            (g) any written notice of default received with respect to a Lease or other Material Contract; and

            (h) any notice of claim by any Governmental Authority with respect to the actual suspension, revocation or termination of any License, Permit or CON or the exclusion, disqualification or debarment of the Company or any Subsidiary from any Third Party Payor Program.

      Section 5.4 Certain Filings; Stockholders Meeting; Takeover Statutes. (a) The Company's Board (i) shall recommend to the stockholders of the Company that such stockholders approve the Merger, approve and adopt this Agreement, and approve the other transactions contemplated by this Agreement and (ii) shall use commercially reasonable efforts to solicit and obtain such approvals and adoption by holders of a majority of the outstanding Shares. Notwithstanding the foregoing, the Company's Board may fail to comply with clauses (i) or (ii) hereinabove and may withdraw, modify or change such recommendation of the Merger, this Agreement and the other transactions contemplated by this Agreement if it has determined in good faith, based on such matters as they deem relevant and after receiving advice from outside legal counsel, that the failure to withdraw, modify or change its recommendation of the Merger, this Agreement and the other transactions contemplated by this Agreement would be reasonably likely to result in a breach of the directors' fiduciary duties under applicable law. Unless this Agreement has previously been terminated pursuant to Section 9.1, whether or not the Company's Board has made a recommendation, or has withdrawn, modified or changed in any manner adverse to the interests of Purchaser, its recommendation of the Merger, this Agreement or the transactions contemplated by this Agreement, the Company shall take all steps necessary (including, without limitation, the preparation (as promptly hereafter as practicable) and filing with the SEC (as promptly as practicable following receipt from Purchaser of the Debt Commitment Letter as defined below) of a proxy statement with respect thereto (the "Proxy Statement"), to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting")) for the purpose of approving the Merger, approving and adopting this Agreement and approving the transactions contemplated by this Agreement and for such other purposes as may be deemed necessary by the Company in connection with effectuating the Merger and the other transactions contemplated by this Agreement; provided, however, that in any event, the Company shall file with the SEC the Proxy Statement, and mail the Proxy Statement and convene the Company Stockholders Meeting as promptly as practical following receipt from Purchaser of the Debt Commitment Letter. Purchaser shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC. The Company agrees to provide Purchaser and Purchaser's counsel copies of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments. The Company shall use commercially reasonable efforts to respond to such comments promptly and shall provide Purchaser and Purchaser's counsel with copies of any written responses by the Company or its counsel.

            (b) If any state or federal takeover statute is or may become applicable to the Merger, this Agreement, or the other transactions contemplated by this Agreement, the Company, Purchaser and Merger Sub and their respective Boards of Directors, subject to compliance by their Board of Directors' with their fiduciary duties, will grant such approvals and will take such other actions as are necessary so that this Agreement and the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and, subject to compliance with such Board of Directors' fiduciary duties, will otherwise act to eliminate or minimize the effects of any state or federal takeover statute on the Merger and the other transactions contemplated by this Agreement.

            (c) None of the information supplied or to be supplied by Purchaser or Merger Sub, on the one hand, or the Company, on the other hand, for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the consummation of the transactions contemplated herein should the Company or Purchaser discover information relating to the Company or Purchaser, or any of their respective affiliates, officers or directors, which should be set forth in an amendment and/or a supplement to the Proxy Statement, the Company and

Purchaser shall take all appropriate action so that the Proxy Statement would not, at the date of mailing of the Proxy Statement to stockholders and at the time of the Company stockholder meeting, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The party discovering such information shall promptly notify the other party and, to the extent required by Legal Requirements, an appropriate amendment or supplement describing that information shall be promptly filed with the SEC or any other applicable Governmental Authority and, to the extent required by Legal Requirements, disseminated to the Company's stockholders.

      Section 5.5 Options. No options or warrants for Common Stock shall be granted, amended or modified, except as contemplated in Section 1.3 and except that options to purchase common stock under the 2002 Plan set forth in the Company Disclosure Schedule up to the limits set forth in the 2002 Plan may be granted in the ordinary course of business to employees who are not senior executives of the Company or any Subsidiary, and up to 7,500 shares of restricted common stock may be granted to each of two new directors who may fill vacancies on the Company's Board (collectively, "Permitted Awards").

      Section 5.6 Retention Plan. The Company shall implement the program set forth in Schedule 5.6 to the Company Disclosure Schedule (which Schedule 5.6 has been mutually approved by Purchaser and the Company) providing for selected personnel of the Company identified by the Company's Chief Executive Officer with a compensation program and budget for their retention by the Company and continued employment from the date of this Agreement until the Effective Time and thereafter (in the discretion of the Surviving Corporation) to assist in the implementation of the transactions contemplated by the Merger and the transition of management and ownership as contemplated by the Merger (collectively, the "Retention Plan"). The Company shall be permitted to incur the budgeted expenses under the Retention Plan, and to enter into appropriate documentation (subject to the reasonable approval of Purchaser) with the covered personnel setting forth the amount to be paid to each identified individual pursuant to the Retention Plan and the other relevant terms relating thereto.

      Section 5.7 Financial Reports and Taxes. No later than twenty-five days after the end of each month commencing with May 2004 and continuing through the later of the Effective Time or the termination of this Agreement, the Company shall deliver to Purchaser unaudited financial statements (without footnotes) as at the end of such month, including balance sheets, statements of operations and statements of cash flows, which shall be prepared on a basis consistent with past practice (collectively, the "Monthly Financials"), which Monthly Financials shall in the case of each month which is the end of a fiscal quarter of the Company be prepared also on a quarterly basis. The Monthly Financials shall be subject to the Confidentiality Agreement. From the date hereof through the Effective Time, the Company shall comply with its obligations as to Taxes and Tax Returns in the same manner as required in Section 3.11 as to periods prior to the date hereof.

      Section 5.8 Cooperation as to Real Property Matters. The Company shall make available to Purchaser or its designees all appraisals, valuations, engineering reports, environmental studies and reports, architectural plans and drawings and other reports and analysis relating to the Real Property which may be in the possession of the Company or the

Subsidiaries. The Company will use commercially reasonable efforts to satisfy and remove from record all Encumbrances on or with respect to the Real Property or any part thereof as Purchaser may request, including but not limited to, Permitted Encumbrances listed on Exhibit B to the title indemnity agreement provided to Fidelity National Title Insurance Company in connection with the Company's December 2003 financing, and (by bonding or otherwise) all mechanics and materialmen liens (notwithstanding that some or all of such Encumbrances may be included within Permitted Encumbrances for the purposes of the representations in this Agreement); provided, however, that the failure to remove any Permitted Encumbrance, despite the Company's use of commercially reasonable efforts, shall not, in and of itself, be a condition to Purchaser's obligations under this Agreement.

      Section 5.9 No Solicitations. (a) From the date hereof until the Effective Time or such earlier date as this Agreement shall terminate in accordance with its terms, neither the Company, nor any of its Subsidiaries shall directly or indirectly (i) solicit, knowingly encourage or initiate discussion or inquiries with or (ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, company, Person or other entity or group (other than Purchaser, an affiliate of Purchaser or their authorized representatives) concerning, or take any other action to facilitate, any Acquisition Proposal (as defined below), and the Company and the Subsidiaries will instruct their officers, directors and advisors and financial and legal representatives and consultants (collectively, the "Company Representatives") not to take any action contrary to, or inconsistent with, the foregoing provisions of this sentence. The Company and the Subsidiaries shall, and shall cause the Company Representatives to, immediately cease and terminate all existing activities, discussions and negotiations with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company and the Company Representatives shall not be prohibited from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal, or (y) engaging in any activities described in clause (ii) above (or entering into an agreement resulting from such activities), in response to an inquiry, proposal or offer from a third party if such action is taken by, or upon the authority of, the Company's Board after the Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law. The Company will notify Purchaser within 72 hours if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, the Company, the Subsidiaries or the Company Representatives with respect to an Acquisition Proposal. An "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Purchaser or an affiliate of Purchaser) relating to (1) any direct or indirect acquisition or purchase of a business or assets, or assets of the Company or the Subsidiaries that constitutes thirty percent (30%) or more of the net revenues or assets of the Company and the Subsidiaries, taken as a whole, or any direct or indirect acquisition or purchase of Shares that would result in a Person or group owning thirty percent (30%) or more of the Shares or voting power (or of securities or rights convertible into or exercisable for such Shares or voting power) of the Company, (2) any tender offer or exchange offer or other acquisition or series of acquisitions of Shares that, if consummated, would result in any Person or group beneficially owning thirty percent (30%) or more of the Shares or voting power (or of securities or rights convertible into or exercisable for such Shares or voting power) of the Company, or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries that constitutes thirty percent (30%) or more of the net revenues or assets of the Company and the Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in the foregoing definition of Acquisition Proposal, other than the Merger, is referred to herein as an "Acquisition Transaction."

            (b) Each time, if any, that the Company's Board determines, in accordance with the previous paragraph, that it must enter into negotiations with, or furnish any information that is not publicly available to, any Person (other than Purchaser, an affiliate of Purchaser or their authorized representatives) concerning any Acquisition Proposal, the Company shall (i) give Purchaser prompt notice of such determination; and (ii) promptly provide Purchaser with a summary of the material terms of any Acquisition Proposal and of any material negotiations or communications between the Company or the Subsidiaries or any of the Company Representatives and any Person (other than Purchaser or its representatives) concerning any Acquisition Proposal. Prior to the Company's Board or the Company accepting an Acquisition Proposal or, in connection with an Acquisition Proposal, prior to withdrawing, modifying or changing in a manner adverse to Purchaser or Merger Sub the approval or recommendation of the Company's Board of the Merger and this Agreement, the Company shall give Purchaser notice of the Company's Board or the Company's intention to accept such Acquisition Proposal or to withdraw, modify or change the approval or recommendation of the Company's Board, which notice shall include the identity of the person making such Acquisition Proposal and the material terms of such Acquisition Proposal, and a right, during a period of at least five (5) business days from Purchaser's receipt of such notice (except that such period shall be at least ten (10) business days if such notice is given within sixty (60) days after the date of this Agreement) to submit a revised proposal containing terms and conditions as Purchaser deems appropriate (except that in no event may Purchaser submit a revised proposal with a purchase price per Share less than the Stock Price) and if the Company's Board, in the reasonable exercise of its fiduciary duties based on such matters as the Company's Board may deem relevant and after receiving advice from outside legal counsel, determines that Purchaser's revised proposal is no less favorable to the Company or its stockholders than the terms and conditions in such Acquisition Proposal, then this Agreement shall be modified to reflect Purchaser's revised proposal and this Agreement shall otherwise continue in full force and effect; provided, however, that Purchaser shall not relinquish any rights nor be relieved of any obligations arising under this Agreement as a result of submitting any revised proposal, and provided further, that nothing herein shall preclude Purchaser from terminating this Agreement to extent entitled to do so pursuant to Section 9.1 hereof.

      Section 5.10 Bankruptcy Matters. From the date hereof until the Closing Date, the Company will continue to perform in all material respects its obligations under the Company Plan of Reorganization and the Bankruptcy Orders.

      Section 5.11 Restricted Agreements. The Company is party to certain agreements that are subject to confidentiality or non-disclosure obligations or restrictions ("Restricted Agreements") which have not been made available to the Purchaser. With respect to the Restricted Agreements that, in the Company's reasonable belief are material the Company agrees to use its commercially reasonable best efforts to make the Restricted Agreement or a summary thereof available to Purchaser for inspection and review.

                                   ARTICLE VI
                             COVENANTS OF PURCHASER

      Section 6.1 Conduct of the Purchaser. Purchaser agrees that it will take all commercially reasonable best efforts necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 6.2 Notices of Certain Events. The Purchaser shall promptly notify the Company of:

            (a) any notice or other communication from any Person alleging that the consent or approval of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (if such consent or approval is material);

            (b) any notice or other communication (which is material) from any Governmental Authority in connection with the transactions contemplated by this Agreement;

            (c) the occurrence of any event or the discovery of any information which would cause any representation or warranty of the Purchaser to be untrue or inaccurate;

            (d) the occurrence of any event or the discovery of any information which would delay in any material respect, or render impossible, the performance by the Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby; and

            (e) any material adverse change in the Structural Assumptions set forth on the Financing Schedule that Purchaser intends to obtain or implement to consummate the Merger and the transactions contemplated hereby (provided, however, that the content of such notice shall not, in and of itself, give the Company any right to terminate this Agreement prior to the End Date, but this proviso shall not modify the representations, warranties and covenants made by the Purchaser in Section 4.7 and Section 6.3 hereof or in any way effect the Company's ability to draw on the LC (as defined below) in accordance with
Section 9.2(c) below).

      Section 6.3 Purchaser Financing. At the Closing, Purchaser will have sufficient cash available to it to pay the Aggregate Purchase Price and Change of Control Payments that will be due and payable at the Closing. Purchaser shall use its commercially reasonable best efforts to obtain and implement all necessary financing and Structural Assumptions set forth in the Financing Schedule with such changes as Purchaser may desire, in order to have available to it the Aggregate Purchase Price and such Change of Control Payments at or prior to the Closing; provided, however, that in no event will Purchaser make any changes in the Structural Assumptions that would be reasonably expected to have a material adverse effect on the solvency of the Company upon the consummation of the Merger, the Subsequent Transactions and the other transactions contemplated herein, provided further, however, that notwithstanding the foregoing, so long as Purchaser obtains and tenders to the Company the Aggregate Purchase Price and such Change of Control Payments on or prior to the End Date, Purchaser shall not be in breach of this covenant. In connection with the foregoing, Purchaser is seeking, from one or more reputable financial institutions, a financing commitment for the transactions contemplated hereby containing customary terms for financing transactions of a similar size and nature to the transaction contemplated herein (the "Debt Commitment Letter"), predicated on Purchaser's commitment to provide the Equity Commitment. Purchaser has requested a reputable investment banking organization to issue a Debt Commitment Letter within forty
(40) days after the date hereof. Notwithstanding the foregoing, the failure to obtain the Debt Commitment Letter shall not, in and of itself, be a breach of this Agreement by Purchaser and shall not, in and of itself, give the Company any right to terminate this Agreement or to exercise any other remedy prior to the End Date. No later than the later of (a) three business days prior to the date initially scheduled for the Company Stockholders Meeting and (b) eight (8) days prior to the Closing, Purchaser shall deliver to, or make available for review by, the Company copies of the definitive documentation required to implement each of the Structural Assumptions (collectively, the "Structural Documents") and thereafter through the Effective Time Purchaser shall not make any material changes or supplements to or waivers of any provisions of the Structural Assumptions or Structural Documents.

      Section 6.4 Director and Officer Liability.

            (a) Purchaser and the Surviving Corporation shall jointly and severally, from and after the Effective Time, indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), in respect of acts or omissions in their capacity as such, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by Law (and Purchaser and the Surviving Corporation shall jointly and severally advance expenses as incurred to the fullest extent permitted by Law); provided, that any determination required to be made with respect to whether an officer or director is entitled to indemnification or advancement of expenses shall be made by independent counsel selected by Purchaser and such Person.

            (b) The Company shall purchase a six-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company and which shall include first dollar coverage or such other level of self-insured retention as may be reasonably obtained; provided, that the amount paid by the Company shall not exceed six times the current annual premium paid by the Company for the Company's existing officers' and directors' liability insurance. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

            (c) The obligations of Purchaser and the Surviving Corporation under this Section 6.4 shall not be terminated or modified by Purchaser or the Surviving Corporation in a manner as to adversely affect any Indemnified Party to whom this Section applies without the consent of the affected Indemnified Party. In the event that either Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers at least 50% of its properties or assets to any Person, then and in each case, proper provision shall be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section.

            (d) The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, all of which shall remain in effect for a period of at least six years.

      Section 6.5 Employee Policies. For a period of twelve (12) months following the Effective Time, the Surviving Corporation and its Subsidiaries shall not make any general across the board adverse change in compensation, health and welfare benefits, bonus plans or vacation and leave plans, affecting employees of the Company or its Subsidiaries employed at the Effective Time; provided, however, that in the event the cost of health and welfare benefits incurred by the Surviving Corporation and its Subsidiaries (taken as a whole) increases by more than 15% (a "Material Benefit Cost Increase"), the Surviving Corporation may take such action as may be reasonably necessary (such as increasing co-payment obligations or deductible thresholds) to limit the increase in the cost of health and welfare benefits to a level that does not constitute a Material Benefit Cost Increase. The Surviving Corporation and its Subsidiaries shall maintain the Company's and its Subsidiaries' respective severance payment policies that are in effect on the date hereof, for a period of twelve (12) months following the Effective Time, with respect to each employee of the Company or its Subsidiaries employed at the Effective Time.

      Section 6.6 Bankruptcy Matters. Following the Closing Date, the Surviving Corporation will complete all distributions and administer all claims as and when required by the Company Plan of Reorganization.

      Section 6.7 Solvency of the Surviving Corporation. Purchaser shall furnish or cause to be furnished to the Company's Board copies of any solvency opinions or similar materials obtained from third parties in connection with the financing of the transactions contemplated by this Agreement and the Subsequent Transactions, to the extent contractually permitted by the issuer of such opinion. Purchaser shall use commercially reasonable best efforts to cause the firms issuing any such solvency opinions to allow the Company's Board to rely thereon; provided that no material fee or expense is associated with obtaining such reliance unless the Company agrees to reimburse Purchaser for any such fees or expenses. Following the Effective Time and until the earlier to occur of six
(6) years thereafter or the expiration of the applicable statute of limitation, Purchaser shall not take or fail to take any action that if such action had been deemed to have been taken or such failure to act had been deemed to have occurred immediately prior to the Effective Time would have caused the representations and warranties set forth in Section 4.10 hereof to be untrue as of the Effective Time. The provisions of this Section 6.7 are intended to be for the benefit of, and will be enforceable by, each holder of Shares and their respective successors, heirs and personal representatives.

                                  ARTICLE VII
                     COVENANTS OF PURCHASER AND THE COMPANY

      The parties hereto agree that:

      Section 7.1 Commercially Reasonable Best Efforts; HSR Matters.

            (a) Each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation (i) the obtaining of all necessary waivers, consents, Licenses and Permits, and approvals from Governmental Authorities, making of all necessary registrations and filings, and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from any Persons other than Governmental Authorities, such as landlords and lenders,
(iii) assisting Purchaser in its obtaining the debt financing contemplated by
Section 4.7 hereof and (iv) defending any lawsuits or any other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including without limitation, seeking to have any temporary restraining order or injunction entered into by any court or administrative authority vacated or reserved; provided that nothing in this Section 7.1(a) shall require any party hereto to waive any condition set forth in Article VIII or limit the Company's and Subsidiary's rights under Section 5.9

            (b) Without limiting the generality of Section 7.1(a) hereof, the parties shall, as promptly as practicable, prepare and file any notifications required under the HSR Act with respect to the transactions contemplated hereby. The parties shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antirust authority or other Governmental Authority in connection with antitrust or related matters. Each party shall (1) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any court or Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such legal proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Merger. Except as may be prohibited by any Governmental Authority or by any Legal Requirement, Purchaser, on the one hand, and the Company, on the other hand, will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act. Purchaser, on the one hand, and the Company, on the other, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such legal proceeding. Nothing herein shall be deemed to require Purchaser or its affiliates to agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to it or any of its affiliates' ability to retain, any of its businesses, properties or assets, as they exist at this time, if any such action would result in a material adverse effect on the results of operations, financial conditions of the Purchaser and its affiliates and the Company taken as a whole or Purchaser's ability to consummate the transactions contemplated hereby. Furthermore, neither the Company nor any Company Subsidiary shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to it or any of its affiliates' ability to retain, any of its businesses, property or assets, without the prior written consent of Purchaser, if such action would result in a Material Adverse Effect on the Company.

      Section 7.2 Public Disclosure. The parties shall cooperate in the Company's preparation and prompt issuance of a mutually acceptable press release announcing the execution of this Agreement and filing of a Current Report on Form 8 - K with the SEC including as an exhibit thereto a copy of this Agreement and any other ancillary document or agreement that is material to the transactions contemplated hereby. Thereafter, as long as this Agreement is in effect, except to the extent required by applicable Legal Requirements, neither the Company nor Purchaser shall issue any press release or public announcements or make any public filings of any kind concerning the Merger or other transactions contemplated by this Agreement without the prior written consent of the other, and in the event any such public announcement, release or disclosure is required by applicable Legal Requirements, the parties will consult prior to making thereof and use their commercially reasonable best efforts to agree upon a mutual satisfactory text.

      Section 7.3 Further Assurances. (a) Purchaser and the Company shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby; provided, however, that nothing in this Section 7.3 shall require any party hereto to waive any condition set forth in Article VIII or limit the Company's and Subsidiary's rights under Section 5.9.

            (b) The Company shall, to the extent compatible with fulfilling the conditions to the consummation of this Agreement, and its other obligations under this Agreement cooperate, and cause its Subsidiaries to cooperate, with Purchaser in the provision of due diligence information with respect to transactions with respect to, Facilities, operations, businesses or assets of the Company or the Subsidiaries which Purchaser may desire to implement on or after the Effective Time ("Subsequent Transactions"), including, without limitation, providing assistance in obtaining regulatory approvals from Governmental Authorities and Accreditation Bodies, consents, access agreements, lien waivers, estoppel certificates, subordination, non-disturbance, attornment, similar agreements from third parties; provided, however, that no Subsequent Transaction or the closing thereof shall be a condition to the obligations of Purchaser or the Company under Article VIII of this Agreement; and, provided, further, however, that for purposes of this Section 7.3, the Company shall not be required, in connection with such cooperation, to breach any agreement to which it is a party or subject, incur any costs or expenses to third parties unless Purchaser shall advance any costs or expenses therefor, or enter into any agreement or undertake any obligation with respect thereto unless such agreement or obligation is subject to the Closing and does not become effective until on or after the Effective Time. The provision of due diligence and other information regarding the Company to counterparties to Subsequent Transactions shall be subject to the confidentiality requirements of Section 5.2(b) above. Further, while Purchaser may file and pursue applications for consents and approvals with Governmental Authorities, including with respect to Licenses, in connection with Subsequent Transactions, Purchaser will not take any such actions that could impair, or result in any change of ownership status prior to the Effective Time with respect to any Licenses held by the Company or its Subsidiaries. Purchaser and the Company shall cooperate in the provision of such information as may be reasonably requested by Houlihan Lokey in connection with the preparation and rendering of the Bring Down Opinion (as defined below).

            (c) The Company shall cooperate and cause the Subsidiaries to cooperate, with the Purchaser, and shall take all reasonable actions in the name of the Company or the Subsidiaries, at the request of the Purchaser, to apply for and attempt to obtain additional Bankruptcy Orders and/or to enforce the terms and conditions of the Company Plan of Reorganization and existing Bankruptcy Orders so as to remove Encumbrances and extinguish pre-petition liability and obligations of the Company or its Subsidiaries, to the fullest extent permitted or required by the Company Plan of Reorganization, Bankruptcy Orders and applicable bankruptcy laws.

            (d) The Company shall cooperate, and cause the Subsidiaries to cooperate with the Purchaser, in the negotiation, documentation and closing of the satisfaction, payoff, defeasance, refinancing or restructuring of any debt obligations of the Company which Purchaser may desire to implement on or after the Effective Time and the removal of Encumbrances in connection therewith (collectively, "Debt Satisfaction"), provided, however, that the Company shall not be required to enter into any agreement, or amend or modify any existing agreement, or incur any obligation, to effectuate such Debt Satisfaction unless such agreement, amendment, modification or obligation is subject to the Closing and does not become effective until on or after the Effective Time, and shall not be required to pay (other than contemporaneously with the Effective Time in amounts and with funding arranged and provided by the Purchaser) any amounts to holders of debt obligations of the Company to effectuate such Debt Satisfaction.

            (e) Purchaser shall, as promptly as practicable hereafter, prepare and submit all necessary applications for Governmental Authority consents or approvals, Licenses and Permits with respect to Purchaser's obtaining control and ownership of the Company, and Purchaser shall diligently prosecute such applications to completion. The Company shall, and shall cause the Company Subsidiaries to, cooperate with Purchaser in the preparation and prosecution of such applications including, without limitation, providing such information and executing such documents required to be submitted in connection with such applications. Purchaser shall use commercially reasonable best efforts to obtain all necessary Governmental Authority consents and approvals, Licenses and Permits in connection with the Merger. The Company shall use commercially reasonable best efforts to implement, if feasible, an Alternative Structure (as defined herein) where necessary.

            (f) Subject to applicable Legal Requirements and contractual restrictions imposing confidentiality or non-disclosure obligations or restrictions, the Company shall cooperate and cause the Subsidiaries to cooperate, with the Purchaser upon Purchaser's reasonable request, in (i) supplying to Purchaser's lender or lenders all agreements, documents, instruments, reports, financial information and statements, and other information regarding the Company and the Subsidiaries, the Real Property, the Business and the other activities of or related to any of the foregoing, and (ii) attempting to respond to questions raised by Purchaser's lender; provided, however, that (1) failure of Purchaser to obtain its financing despite the Company's cooperation, shall not be a condition to Purchaser's obligations under this Agreement and (2) the Company shall not be required, in connection with such cooperation, to incur any costs or expenses to third parties unless Purchaser shall advance any costs or expenses therefor or to enter into any agreements, commitments or other arrangements that are binding until immediately after the Effective Time.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

      Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

            (a) This Agreement shall have been approved and adopted, the Merger shall have been approved and the other transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Company in accordance with the GCL;

            (b) All waiting periods under the HSR Act shall have been terminated or expired and no challenge, proceeding, claim or delay with respect to the Merger shall have been imposed by the Federal Trade Commission, Department of Justice or any other governmental agency which has not been withdrawn or terminated;

            (c) There shall not have been any statute, rule, regulation or executive or any other order or similar action of any Governmental Authority enacted or issued, which would render the parties unable to consummate the Merger or make the Merger illegal or prohibit, restrict or delay consummation of the Merger (other than a de minimus civil violation of any Legal Requirement that does not affect the ability of the Surviving Corporation, the Purchaser or their affiliates to obtain and maintain Licenses for the ownership and operation of health care facilities or participation in any Program or Third Party Payor Program); and

            (d) There shall not have been instituted any action or proceeding before any court or administrative agency, by any Governmental Authority or any other person, challenging or otherwise relating to the Merger.

            (e) The consummation of the Merger shall not result in the violation of any Legal Requirement (other than de minimus civil violation of any Legal Requirement that does not affect the ability of the Surviving Corporation, the Purchaser or their affiliates to obtain and maintain Licenses for the ownership and operation of health care facilities or participation in any Program or Third Party Payor Program).

      Section 8.2 Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) The representations and warranties made by the Company herein shall have been true and correct when made and shall be true and correct in all material respects as of the Effective Time (other than those qualified by materiality or Company Material Adverse Effect or Company Material Adverse Change (which qualifications shall be disregarded for purposes of determining compliance with the condition set forth in this Section 8.2(a)), which shall be true and correct in all respects), with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date (which shall be true and correct as of such other date), provided that the foregoing condition shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct as of the Effective Time, taken together, has not had, individually or in the aggregate, a Company Material Adverse Effect which causes a reduction in value of the Company of at least $100 million; provided, however, that (i) any amounts that could be included in the calculations made pursuant Sections 8.2(c)(i) and 8.2(c)(ii) below shall not be included in the calculation of a reduction in value caused by a Company Material Adverse Effect, (ii) the amount of any insurance proceeds that are reasonably expected to be available (based on the Company's good faith substantiation thereof including applicable insurance policies then in effect) shall be applied to offset any decrease in value occasioned by any particular change, event, effect as condition to the extent of any such insurance proceeds and (iii) any reduction in the amount of available net operating losses ("NOLs") from the amount of NOLs reported in the Company's financial statements dated March 31, 2004 shall not constitute a Company Material Adverse Change and will not be included in any calculation of a reduction in value related to a Company Material Adverse Effect or a Company Material Adverse Change. For the avoidance of doubt, it is expressly acknowledged and agreed that the changes, events, effects or conditions included in the calculation set forth in this Section 8.2(a) are wholly independent from the amounts associated with any changes, events, effects or conditions included in the calculations to be made pursuant to Sections 8.2(c)(i) and 8.2(c)(ii). At the Effective Time, the Company shall have delivered to Purchaser and Merger Sub a certificate dated the date of the Effective Time to such effect. Such certificate shall attach an update of the Company Disclosure Schedule as of the Effective Time, subject to Section 10.12 hereof.

            (b) Each of the covenants and agreements of the Company to be performed or complied with by the Company at or prior to the Effective Time shall have been performed or complied with in all material respects and, at the Effective Time, the Company shall have delivered to Purchaser and Merger Sub a certificate dated the date of the Effective Time to such effect.

            (c) That none of the following events shall have occurred:

                  (i) (x) any one or more of the Encumbrances (other than the Permitted Encumbrances) or (y) any easements, covenants, conditions, restrictions, and other similar matters of record or set forth in the Company Disclosure Schedule affecting title to or use of Owned Real Property that materially impair the use or occupancy of such real property in the operation of the Business and the operations of the Company and its Subsidiaries conducted thereon or contain any right of reversion or reverter with respect to (1) Owned Real Property or, (2) Leased Real Property or Managed Real Property that is linked to an Owned Real Property by way of a managed care agreement, income or patient sharing arrangement, referral arrangement or other similar arrangement or agreement (such leased or managed property, a "Linked

Property") causes the Purchaser's lender to reduce the loan amount by at least $50,000,000 in the aggregate;

                  (ii) any one or more violations of any Land Use Requirement or Environmental Laws with respect to Owned Real Property and/or Linked Property, that causes the Purchaser's lender to reduce the loan amount and such reduction, together with any reduction determined under Section 8.2(c)(i), aggregates at least $75,000,000. The term "Land Use Requirement" shall mean zoning, building code and other land use Legal Requirements regulating the use or occupancy of any real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property but shall exclude any amounts attributable to deferred maintenance or capital expenditures unless the subject thereof, if not remediated, would constitute a violation of any Land Use Requirement or Environmental Law; or

                  (iii) if Purchaser has complied with its obligations arising pursuant to the last sentence of Section 7.3(b), failure to obtain, primarily as a result of actions taken directly by the Company which shall constitute a breach of a representation, warranty or covenant by the Company, any necessary License required in order to make consummation of the Merger not in violation of any applicable Legal Requirements and in connection therewith a failure to implement, in compliance with Legal Requirements, an "Alternative Structure". The term "Alternative Structure" shall mean the use of a management agreement, identity of interest transaction, retention of ownership in a liquidating trust for the benefit of the Company's stockholders or other structure for the purpose of allowing Purchaser to obtain the desired financial benefits from a skilled nursing facility or long-term acute care facility or group of such facilities until the required License(s) are obtained, in each case which can be implemented in compliance with Legal Requirements and is reasonably acceptable to Purchaser and the Company;

            (d) Purchaser shall have received a copy of the resolutions of the Company's Board authorizing this Agreement and the Merger and of the stockholders of the Company approving the Merger, approving and adopting this Agreement and approving the transactions contemplated by this Agreement (other than the Subsequent Transactions), which copy shall be certified by an officer of the Company as being in full force and effect;

            (e) The holders of no more than ten percent (10%) of the Shares (other than Shares beneficially owned, directly or indirectly by Purchaser or any Person acting in concert with Purchaser) shall have perfected appraisal rights under Section 262 of the GCL;

            (f) The parties shall have obtained all necessary third party and Governmental Authority consents and approvals to the transactions contemplated hereby, including, without limitation, applicable lessors and lenders to the Company; provided, however, (i) that it is understood and expressly agreed that the parties will deem that all such necessary third party and Governmental Authority consents and approvals have been obtained if the consents and approvals obtained are subject only to conditions customarily imposed by the applicable regulatory authorities in transactions of the type contemplated by this Agreement, and (ii) the consents and approvals obtained are sufficient, if upon consummation of the transactions contemplated by this Agreement the Company will not reasonably be expected to experience a Company Material Adverse Effect.

            (g) There shall not have occurred a general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index) or a declaration of a banking moratorium or any material suspension of payments in respect of banks in the United States or any material limitation by any U.S. Governmental Entity on the extension of credit by banks or other lending institutions in the United States any of which shall have been in effect for a continuous period of four (4) business days; provided, however, that, if any such events shall be in effect on the Closing Date for less than four (4) business days, Purchaser may postpone the Closing for a sufficient period of time (not to exceed four (4) business days) to determine the applicability of this condition.

      Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) The representations and warranties made by Purchaser and Merger Sub herein (i) were true and correct, when made and (ii) shall be true and correct as of the Effective Time as if made on and as of such date (provided, however, that such representations and warranties which are by their express provisions made as of a specific date need be so true and correct only as of such specific date), except to the extent that any failure of such representations and warranties to be so true and correct as of the Effective Time would not prevent or materially delay the ability of Merger Sub or Purchaser to consummate the transactions contemplated by this Agreement, and each of the covenants and agreements of Purchaser and Merger Sub to be performed or complied with by Purchaser and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects and, at the Effective Time, Purchaser and Merger Sub shall have delivered to the Company a certificate dated as of the date of the Effective Time to such effect, confirming the accuracy of the Structural Assumptions and Structural Documents and the absence of any material changes, supplements or waivers of any provision thereof, and certifying that the Structural Documents are in full force and effect;

            (b) The Company shall have received a copy of the resolutions of the Board of Directors of Purchaser and the Board of Directors of Merger Sub authorizing the Merger, the Agreement, the transactions contemplated thereby and the Subsequent Transactions to be implemented at the Effective Time, if any, which copy shall be certified by an executive officer of Purchaser or Merger Sub, as the case may be as being in full force and effect;

            (c) At the Closing, Purchaser shall have available to it sufficient monies to enable Purchaser to pay the Aggregate Purchase Price and the Change of Control Payments, if any, due at the Closing; and

            (d) The Company shall have received the opinion of Houlihan Lokey confirming as of the Effective Time the conclusions set forth in the Initial Opinion (the "Bring Down Opinion").

                                   ARTICLE IX
                                   TERMINATION

      Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company);

            (a) by mutual written consent of the Company, Merger Sub and Purchaser;

            (b) by either the Company or Purchaser, if the Merger has not been consummated on or prior to December 31, 2004 (the "End Date") (including, without limitation, due to the failure of any of the conditions to such parties' obligations as set forth in Article VIII to be satisfied); provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose action or failure to act has been the cause of, or resulted in, the failure of the transaction contemplated hereby to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) (i) by either the Company or Purchaser, if there shall be any Legal Requirement (other than failure to obtain Licenses under the circumstances as set forth in Section 9.1(c)(ii) hereof) that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court of competent jurisdiction shall permanently restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and non-appealable; provided, however, that the party terminating this Agreement pursuant to this clause shall have used its commercially reasonable best efforts to have such judgment, injunction, order or decree vacated; or (ii) by the Purchaser in the event of the failure to obtain any necessary License required to consummate the transactions contemplated hereby without being in violation of any Legal Requirements, if such failure is primarily a result of actions taken directly by the Company which shall constitute a breach of a representation, warranty or covenant by the Company, and if such License is not obtainable, the failure of the Company to implement an Alternative Structure that is in compliance with Legal Requirements;

            (d) by the Company if there has been a material breach by Purchaser or Merger Sub of any of their respective representations, warranties or covenants contained in this Agreement that would cause the condition set forth in Section 8.3(a) not to be satisfied and such breach or condition is not curable by the End Date;

            (e) by Purchaser, if there has been a material breach by the Company of any of the covenants or agreements set forth in Section 5.4(a) or Section 5.9, provided, however, that Purchaser may not terminate this Agreement based on an allegation that the Company has failed to "promptly" take relevant actions under Section 5.4(a);

            (f) by Purchaser, if any of the Company's representations, warranties or covenants (other than those set forth in Sections 5.4(a) or 5.9) contained in this Agreement that would cause the condition set forth in Sections 8.2(a), 8.2(b) or 8.2(c) not to be satisfied and such breach or condition is not curable by the End Date;

            (g) by Purchaser, if the Company's Board shall have withdrawn, or modified or changed, in a manner materially adverse to Purchaser, its approval or recommendation of the Merger, this Agreement or the other transactions contemplated by this Agreement or shall have recommended any Acquisition Proposal (other than the Merger);

            (h) by either Purchaser or the Company if the Company's stockholders shall have failed to approve the Merger, approve and adopt this Agreement and approve the other transactions contemplated by this Agreement at the Company Stockholders Meeting (or any adjournment or postponement thereof);

            (i) by the Company in connection with a Superior Proposal if upon such termination of this Agreement, the Company promptly (i) enters into a definitive agreement with respect to such Superior Proposal and (ii) if applicable, pays any Purchaser Break Up Fee and Expense Reimbursement to Purchaser as provided in Section 9.2 of this Agreement. For purposes hereof, the term "Superior Proposal" shall mean any Acquisition Proposal which the Board of Directors of the Company determines, taking into account all legal, financial and regulatory aspects of such proposal, the likelihood of obtaining financing, and the identity of the Person making the proposal, represents a transaction more favorable to the Company's stockholders than the transaction contemplated by this Agreement which, for the avoidance of doubt, may include a transaction where the consideration per share to be received by stockholders of the Company has a lower value than the Stock Price or is comprised of cash and/or other property or securities;

            (j) by Purchaser if more than ten percent (10%) of the Shares (other than Shares beneficially owned, directly or indirectly by Purchaser or any Person acting in concert with Purchaser) shall have perfected appraisal rights under Section 262 of the GCL; or

            (k) by the Company if, on or after the date the Company is entitled to draw upon the LC (as defined below) in accordance with this Agreement, the Company shall have submitted a Certification for Drawing Letter of Credit, in the form attached to the LC, to the LC Issuer (as defined below) and the LC Issuer shall not have honored the requested draw under the LC (without prejudice to the Company's ability to pursue the proceeds of the LC).

      Section 9.2 Effect of Termination.

            (a) Upon termination of this Agreement, all of the provisions of this Agreement other than Sections 5.2(b) and 9.2 and Article X shall become null and void and of no force and effect and there shall be no liability or obligation under this Agreement on the part of Purchaser, Merger Sub or the Company (other than with respect to the provisions of Sections 5.2(b) and 9.2 and Article X),

            (b) Upon termination, the Company shall pay to Purchaser, without duplication, the Purchaser Break-Up Fee and Expense Reimbursement as follows:

                  (i) (A) if Purchaser shall terminate this Agreement pursuant to Section 9.1(e), (B) if the Company shall terminate this Agreement pursuant to
Section 9.1(i) by reason of the Company accepting a Superior Proposal and the Superior Proposal is a Covered Acquisition Transaction, or (C) if the Company shall terminate this Agreement pursuant to Section 9.1(i) by reason of the Company accepting, within sixty (60) days after the date of this Agreement, a Superior Proposal that is not a Covered Acquisition Transaction;

                  (ii) if Purchaser shall terminate this Agreement pursuant to
Section 9.1(g) and at any time after the date of this Agreement and on or prior to the date of such termination an Acquisition Proposal shall have been publicly made or reaffirmed to the Company or publicly announced, and in each case, not withdrawn prior to such termination, and within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal which is a Covered Acquisition Transaction; or

                  (iii) if (A) the Company or Purchaser shall terminate this Agreement pursuant to Section 9.1(h), (B) the Company's Board shall have, at or prior to the Company Stockholders Meeting, failed to recommend, or modified or changed, in a manner materially adverse to Purchaser, its approval or recommendation of, the Merger, this Agreement or the other transactions contemplated by this Agreement or shall have recommended any Acquisition Proposal (other than the Merger), (C) at any time after the date of this Agreement and, on or prior to the date of the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly made or reaffirmed to the Company or publicly announced and, in each case, not withdrawn prior to such termination and (D) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to a Covered Acquisition Transaction;

            (c) (i) Purchaser has caused to be delivered to the Company an irrevocable letter of credit issued by HSBC Bank USA (the "LC Issuer") in the face amount of $40,000,000 (the "LC"). If, at any time on or prior to the close of business on October 20, 2004, Purchaser shall deliver to the Company, by wire transfer of immediately available funds from a Qualified Source (as defined below), cash in the amount of $40,000,000, the Company shall promptly, but in any event within two (2) business days, return the LC to Purchaser undrawn for returning to the LC Issuer for cancellation. Such cash provided by the Purchaser or the proceeds from the LC drawn pursuant to Section 9.2(c)(iii) are hereinafter referred to as the "LC Proceeds." A "Qualified Source" shall include
(i) Mr. Rubin Schron, provided that at the request of the Company, Purchaser shall provide an appropriate legal opinion from Jenkens Gilchrist Parker Chapin LLP, in form and substance reasonably satisfactory to the Company, that the payment is duly authorized and is not a fraudulent conveyance or subject to any preference risk under applicable state and federal bankruptcy law, or (ii) any other source which may be approved by the Company in its sole discretion..

                  (ii) If the Closing shall have occurred on or prior to October 21, 2004, the Company shall, at the Closing, deliver the LC to Purchaser undrawn for return to the LC Issuer for cancellation or the LC Proceeds, as the case may be.

                  (iii) If the Closing shall fail to occur at or prior to the close of business on October 21, 2004 for any reason other than a termination of this Agreement pursuant to Sections 9.1(a) or by Purchaser pursuant to Sections 9.1(c), (e), (f), (g) (in connection with the Company accepting an
Acquisition Proposal for a Covered Acquisition Transaction), (h) or (j), or by the Company pursuant to Section 9.1(c)(i), 9.1(h) or 9.1(i), the LC may be drawn upon by the Company on or after October 22, 2004 (unless cash has been substituted therefor) and the LC Proceeds shall be held by the Company in accordance with the remaining provisions of this Section 9.2(c). If this Agreement was terminated prior to the close of business on October 21, 2004 pursuant to Sections 9.1(a), (c), (e), (f), (g) (in connection with the Company accepting an Acquisition Proposal for a Covered Acquisition Transaction), (h), (i), or
(j), the Company shall, within two (2) business days of such termination, deliver the LC to Purchaser undrawn for return to the LC Issuer for cancellation or the LC Proceeds, as the case may be, which return shall be in addition to any payment to Purchaser of Purchaser's Break Up Fee and Expense Reimbursement required, if any, in connection with such termination pursuant to Section 9.2(b).

                  (iv) If the Closing shall occur at any time after the Company has drawn upon or received the LC Proceeds, the Company shall, on or prior to the Effective Time, transmit to the Purchaser or its designee an amount of cash equal to the LC Proceeds, by wire transfer of immediately available funds.

                  (v) The Company shall be entitled to retain the LC Proceeds as the Company Break-Up Fee unless (A) the Closing shall not have occurred on or prior to December 31, 2004 as a result of the failure to satisfy the conditions set forth in (i) Section 8.2(a), (b) or (c) that may otherwise be required pursuant to this Agreement or (ii) Section 8.3(d) and Purchaser shall not be in breach of Section 6.3 or (B) this Agreement shall have been terminated pursuant to Section 9.1(a) or by Purchaser pursuant to Section 9.1(c), (e), (f), (g)
(in connection with the Company accepting an Acquisition Proposal for a Covered Acquisition Transaction), (h) or (j) or by the Company pursuant to Section 9.1(c)(i), 9.1(h) or 9.1(i), in any of which events under clauses (A) or (B) the Company shall, within two (2) business days of such termination, pay an amount equal to the LC Proceeds to the Purchaser or its designee by wire transfer of immediately available funds, which payment shall be in addition to any payment to Purchaser of Purchaser's Break Up Fee and Expense Reimbursement, if any, required in connection with such termination pursuant to Section 9.2(b).

                  (vi) In the event that Purchaser shall dispute the Company's right to submit a draw to obtain the LC Proceeds, the Company shall nevertheless be permitted to draw on the LC and receive the LC Proceeds but such draw shall be without prejudice to Purchaser's right to assert subsequently that such draw was improper and to obtain from the Company the LC Proceeds.

            (d) Unless the Company is required to pay the Purchaser Break-Up Fee and Expense Reimbursement pursuant to Section 9.2(b), the Company shall pay to Purchaser an amount equal to the Purchaser Expenses, without duplication, (i) if the Purchaser shall terminate this Agreement pursuant to Section 9.1(f) and, prior to the time of such termination, the Company shall not be entitled to terminate this Agreement; (ii) if Purchaser shall terminate this Agreement pursuant to Section 9.1(g) and at any time after the date of this Agreement, and on or prior to the date of such termination an Acquisition Proposal shall have been publicly made or reaffirmed to the Company or publicly announced and not withdrawn prior to such termination, and within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal which is not a Covered Acquisition Transaction, (iii) if (A) the Company or Purchaser shall terminate this Agreement pursuant to Section 9.1(h), (B) the Company's Board shall have, at or prior to the Company

Stockholders Meeting, failed to recommend, or modified or changed, in a manner materially adverse to Purchaser, its approval or recommendation of the Merger, this Agreement or the other transactions contemplated by this Agreement or shall have recommended any Acquisition Proposal (other than the Merger), (C) at any time after the date of this Agreement and, on or prior to the date of the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly made or reaffirmed to the Company or publicly announced and, in each case, not withdrawn prior to such termination and (D) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal which is not a Covered Acquisition Transaction, (iv) if (A) the Company or Purchaser shall terminate this Agreement pursuant to Section 9.1(h), (B) the Company's Board shall have, at or prior to the Company Stockholders Meeting, failed to recommend, or modified or changed, in a manner materially adverse to Purchaser, its approval or recommendation of the Merger, this Agreement or the other transactions contemplated by this Agreement (in the absence of an Acquisition Proposal) and (C) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal, which is a Covered Acquisition Transaction or (v) if the Company shall terminate this Agreement pursuant to Section 9.1(i), by reason of the Company accepting, more than sixty
(60) days after the date of this Agreement, a Superior Proposal which is not a Covered Acquisition Transaction.

            (e) (i) The Purchaser Break-Up Fee and Expense Reimbursement required to be paid pursuant to Section 9.2(b)(i) shall be paid concurrently with the termination of this Agreement, and the Purchaser Break-Up Fee and Expense Reimbursement required to be paid pursuant to Section 9.2(b)(ii) or 9.2(b)(iii) shall be paid to Purchaser at the time the Company enters into a definitive agreement with respect to a Covered Acquisition Transaction.

                  (ii) Any Purchaser Expenses required to be paid pursuant to
Section 9.2(d) (i) shall be paid to the Purchaser concurrently with the termination of this Agreement. Any Purchaser Expenses required to be paid pursuant to Section 9.2(d) (ii), (iii), (iv) or (v) shall be paid to the Purchaser at the time the Company enters into a definitive agreement with respect to the applicable Acquisition Proposal.

            (f) Notwithstanding anything to the contrary contained herein, in the event that the Agreement is terminated pursuant to Section 9.1(g) and (i), Purchaser shall have voted against the approval of this Agreement, approval and adoption of the Merger, or approval of the other transactions contemplated by this Agreement at the Company Stockholders Meeting (or any adjournment or postponement thereof) and (ii) with Purchaser's vote in favor of such approvals and adoption at the Company Stockholders Meeting (or any adjournment or postponement thereof) such approval and adoption would have been obtained at the Company Stockholders Meeting (or any adjournment or postponement thereof), the Company shall not be obligated to pay the Purchaser Break-Up Fee and Expense Reimbursement to Purchaser.

            (g) (i) "Purchaser Break-Up Fee and Expense Reimbursement" means $20.0 million.

                  (ii) "Company Break-Up Fee" means $40.0 million.

                  (iii) "Purchaser Expenses" means all of Purchaser's actual and reasonable out-of-pocket expenses incurred in connection with the transactions contemplated in this Agreement, including in connection with preparing and negotiating this Agreement, carrying out its due diligence of the Company, the Subsidiaries and the Business, the Company's assets and liabilities, and costs of any financing of the transactions contemplated hereby (including, without limitation, in connection with each of the foregoing, regulatory filing fees, commitment fees, due diligence costs, title and survey costs, reasonable attorneys', accounting, appraisal, engineering, investment banking and any other professional fees and expenses) but not to exceed the sum of $5 million

                  (iv) "Covered Acquisition Transaction" shall mean any Superior Proposal that provides a per share value to the Company's stockholders greater than the Stock Price, determined at the time of execution of the definitive agreement relating to such Superior Proposal.

            (h) All payments under this Section 9.2 to be made by the Company shall be made by wire transfer of immediately available funds to an account designated by Purchaser or the Company, as applicable.

            (i) The Company and Purchaser each acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Company and Purchaser would not enter into this Agreement. Accordingly, if the Company or Purchaser fails to promptly pay any amounts owing pursuant to this Section
9.2 when due, the Company or Purchaser, as applicable, shall, in addition thereto, pay to Purchaser and its affiliates, or the Company and its affiliates, as applicable, all costs and expenses (including the reasonable fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Purchaser and its affiliates, or the Company and its affiliates, as applicable, at the prime rate of Citibank, N.A. as in effect from time to time during such period plus two percent (2%).

            (j) The parties agree that the amounts provided for in Section 9.2 constitute a fair and reasonable estimate of the damages to the intended recipient thereof resulting from the failure to consummate the Merger (which cannot be determined with precision), serve as liquidated damages and that, upon payment of the specified amount, neither party shall have any further liability to the others under this Agreement or in connection with the transactions contemplated hereby

                                   ARTICLE X
                                  MISCELLANEOUS

      Section 10.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by recognized national overnight courier, facsimile transmission or certified or registered mail, return receipt requested as follows:

            If to Purchaser or the Merger Sub:

            National Senior Care, Inc.
            The Highlands
            920 Ridgebrook Road
            Sparks, Maryland  21152
            Attn:  Harry Grunstein, President
            Fax:  (410) 773-2020

            With a copy to:

            SMV Property Holdings, LLC
            c/o Cammeby's International Ltd.
            45 Broadway, 25th Floor
            New York, New York  10006
            Fax:  (212) 284-3798

            With a copy to

            Leonard Grunstein, Esq.
            Jenkens & Gilchrist Parker Chapin LLP
            405 Lexington Avenue
            New York, New York 10174
            Fax: (212) 704-6288

            With a copy to

            Amar Budarapu, Esq.
            Baker & McKenzie
            2300 Trammell Crow Center
            2001 Ross Avenue
            Dallas, Texas  75201
            Fax:  (214) 978-3099


            If to the Company, to:

            C. Christian Winkle
            President & CEO
            Mariner Health Care, Inc.
            One Ravinia Drive, Suite 1500
            Atlanta, Georgia 30346
            Fax:  (678) 443-6796

            With a copy to:

            Stefano Miele, General Counsel
            Mariner Health Care, Inc.
            One Ravinia Drive, Suite 1500
            Atlanta, Georgia 30346
            Fax:  (678) 443-6782

            and

            Richard H. Miller, Esq.
            Powell, Goldstein, Frazer & Murphy LLP
            16th Floor
            191 Peachtree Street NE
            Atlanta, Georgia 30303
            Fax: (404) 572-6999


or to such other person or address as any party shall specify by notice in writing to the other party. Except for a notice of change of address, which shall be effective only upon receipt thereof, all such notices and other communications shall be deemed to have been given on (a) the date received (or refused) if personally delivered, (b) the day of delivery (or next business day if the delivery date is not a business day) if sent by recognized national overnight courier, (c) the date of transmission (or next business day if the transmission is not on, or is after 5:00 p.m. eastern time, on a business day) if sent by telecopy as indicated on the confirmation thereof, or (d) five (5) business days following deposit in the mail if sent by mail.

      Section 10.2 Survival. The representations and warranties and agreements contained herein, in the Company Disclosure Statement (or any updates thereof) and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the provisions of Article I, Section 5.6 (Retention Plan), Section 6.4 (Director and Officer Liability Insurance),
Section 6.7 (Solvency of the Surviving Corporation), Section 7.2 (Public Disclosure), Section 7.3 (Further Assurances), and Article X hereof.

      Section 10.3 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

      Section 10.4 Invalidity. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

      Section 10.5 Successors and Assigns. Except as contemplated hereby, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, Merger Sub and Purchaser, respectively.

      Section 10.6 Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

      Section 10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      Section 10.8 Entire Agreement; Amendments. This Agreement and the documents referred to herein (including the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, oral and written, with respect to their subject matter, except that the Confidentiality Agreement shall remain in full force and effect. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Purchaser and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders and each party's Board of Directors, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any Shares. The foregoing notwithstanding, the parties acknowledge that ministerial computations are not amendments or modifications of this Agreement and do not alter or change the consideration to be received in exchange for the capital stock of the Company.

      Section 10.9 Knowledge and Notices. When the term "knowledge" is used in this document it means to the actual knowledge of the Company's Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, and Vice President - Real Estate, and includes such knowledge as would have been obtained by making inquiry of the person who is responsible for the business unit having primary responsibility for the subject matter or aspect of the business at issue. When reference is made to the Company receiving notice, it shall mean notices received as of the date of this Agreement.

      Section 10.10 Certain Rules of Construction. (a) References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include," "includes," and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation.", unless preceded by a negative predicate. Unless the context otherwise requires, references in this Agreement to Articles and Sections shall be deemed references to Articles and Sections to this Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words "transactions contemplated by this Agreement" or words of similar meaning when used in this Agreement shall not include any Subsequent Transactions or Alternate Structures; provided, however, that this shall not limit the Company's obligations to cooperate with respect to Subsequent Transactions and Alternate Structures as expressly set forth herein. The words "cooperate," "assist," "effort" or words of similar meaning, when used in this Agreement in connection with imposing an obligation on the Company and/or the Subsidiaries shall mean the taking by the Company and/or its Subsidiaries of such actions upon the request of Purchaser that are reasonably within the control and ability of the Company to take and will not materially interfere with the ordinary operations of the Business.

            (b) To the extent any representation or warranty regarding the enforceability of an agreement is qualified by references to the application of laws governing bankruptcy or insolvency, such qualification shall not apply to the Company Plan of Reorganization or any Bankruptcy Orders

            (c) The phrases "in the ordinary course of business," "consistent with past practice" and other phrases of similar import shall be used herein with respect to the Company and the Subsidiaries to mean the manner in which the Company and the Subsidiaries have operated from and after May 13, 2002

      Section 10.11 Specific Performance. The Company acknowledges and agrees that the Purchaser would be damaged irreparably in the event that the obligations of the Company to close the transactions contemplated by this Agreement and, after Purchaser's delivery of the Debt Commitment Letter, to call and hold a Company Stockholders Meeting pursuant to Section 5.4 hereof, are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Company agrees that Purchaser, if it does not elect to terminate this Agreement in connection with any such breach or non-performance of the Company, shall be entitled to an injunction or injunctions, and to enforce specifically (i) the closing under this Agreement as long as Purchaser is not otherwise in breach of any of its obligations under this Agreement in a manner that would permit the Company to terminate this Agreement and all of the conditions to the Company's obligations shall have been fulfilled and (ii) after the Purchaser's delivery of the Debt Commitment Letter, the obligations of the Company under Section 5.4 to duly call, give notice of, convene and hold a Company Stockholders Meeting for the purposes of the approving the Merger, approving and adopting this Agreement and approving the transactions contemplated by this Agreement, in any court having personal and subject matter jurisdiction, in addition to any other remedy to which Purchaser may be entitled at law or in equity. Any remedy for damages available for any intentional violation by a party of its covenants shall be limited to the applicable break-up fee, if any, or reimbursement of expenses, if any, that would otherwise by payable to such party pursuant to this Agreement.

      Section 10.12 Representations and Warranties and Company Disclosure Schedule. The Company will use its commercially reasonable best efforts to identify disclosures in the Company Disclosure Schedule by referring to a specific section of this Agreement with cross references as appropriate; provided, however that, the failure to repeat an item identified in a Company Disclosure Schedule, employ a section reference or cross-reference such item in another section where such reference would be appropriate shall not, in and of itself, constitute a breach of a representation or warranty of the section from which the reference is omitted. It is expressly acknowledged and agreed that the Company shall have the ability to update the Company Disclosure Schedule immediately prior to the Closing Date so that when the Company's representations and warranties are restated at Closing as required by Section 8.2(a) hereof, such representations and warranties will be modified by the Company Disclosure Schedule as so updated immediately prior to the Closing Date; provided, however, that such updates shall not be considered a modification of the Company Disclosure Schedule for purposes of determining the existence of a Company Material Adverse Change or the purpose of determining the occurrence of any of the events in Section 8.2(c); and provided, further, that in the event the Purchaser elects to consummate the Merger and the transactions contemplated by this Agreement, Purchaser shall be deemed to have irrevocably and forever waived the right to assert that any of the matters set forth on any update of the Company Disclosure Schedule provides the basis for, or otherwise constitutes a breach by the Company of any of its representations and warranties set forth herein.


                         [SIGNATURES ARE ON NEXT PAGE]

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                              NATIONAL SENIOR CARE, INC.


                              By: /s/ Harry Grunstein
                                  -----------------------------------
                              Name:  Harry Grunstein
                              Title: President

                              NCARE ACQUISITION CORP.



                              By: /s/ Harry Grunstein
                                  -----------------------------------
                              Name:  Harry Grunstein
                              Title: President

                              MARINER HEALTH CARE, INC.


                              By: /s/ C. Christian Winkle
                                  -----------------------------------
                              Name:  C. Christian Winkle
                              Title: Chief Executive Officer